Exhibit 4.7
DEBTOR IN POSSESSION
CREDIT AGREEMENT

                This Debtor In Possession Credit Agreement, dated as of  December 24, 2002 ("Closing Date"), is among United Air Lines, Inc., a Delaware corporation, as debtor and debtor in possession ("Borrower"), the parties identified herein as the "Credit Parties", as debtors and debtors in possession, the Lenders (as defined below) and Bank One, NA, a national banking association having its principal office in Chicago, Illinois, as Agent.  The parties hereto agree as follows:

                WHEREAS, on December 9, 2002 (the "Petition Date"), the Credit Parties filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the "Bankruptcy Court"), which cases are jointly administered under Case No. 02-B-48191 (each a "Chapter 11 Case" and collectively, the "Chapter 11 Cases");

                WHEREAS, the Credit Parties continue to operate their respective businesses and manage their respective properties as debtors and debtors in possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code; and

                WHEREAS, Borrower has requested that Lenders provide a senior secured superpriority term loan facility of up to $300,000,000 for the purposes of financing the Credit Parties' ordinary course working capital and general corporate needs.

ARTICLE I.
DEFINITIONS

                As used in this Agreement:

                "Accounts" shall have the meaning set forth in Article 9 of the Illinois UCC.

                "Additional DIP" means that certain debtor in possession financing provided to Borrower pursuant to the Additional DIP Credit Agreement.

                "Additional DIP Collateral" means all Property, now existing or hereafter acquired, of the Credit Parties which secures the Credit Parties' obligations under the Additional DIP, including, without limitation, all unencumbered aircraft, spare engines, spare parts inventory, Routes, Supporting Route Facilities, Slots, Foreign Slots, QEC Kits (as defined in the Additional DIP Credit Agreement), Flight Simulators , and Gate Leaseholds (to the extent that the grant of a Lien on such Gate Leaseholds, Supporting Route Facilities and/or Foreign Slots is permitted by applicable law, it being understood that in any event a Lien on Gate Leaseholds, Supporting Route Facilities and/or Foreign Slots shall extend to the proceeds of any such Gate Leaseholds, Supporting Route Facilities and/or Foreign Slots).  Notwithstanding the foregoing, "Additional DIP Collateral" shall not include the Co-Branded Card Collateral.

                "Additional DIP Credit Agreement" means that certain Revolving Credit, Term Loan and Guaranty Agreement dated the date hereof, among Borrower, Parent, the Guarantors named therein, the Lenders party thereto, JPMorgan Chase Bank, as Co-Administrative Agent, Co-Collateral Agent and Paying Agent, Citicorp USA Inc., as Co-Administrative Agent and Co-Collateral Agent, J.P. Morgan Securities Inc., as Joint Lead Arranger and Joint Bookrunner, Salomon Smith Barney Inc., as Joint Lead Arranger and Joint Bookrunner, Bank One, NA, as Co-Arranger, Banc One Capital Markets, Inc., as Co-Arranger, and The CIT Group/Business Credit, Inc., as Co-Arranger.

                "Additional DIP Intercreditor Agreement" shall have the meaning set forth in Section 4.1 hereof.

                "Additional DIP Lenders" means those entities that are lenders under the Additional DIP, in their capacities as such.

                "Additional DIP Voluntary Prepayment" shall have the meaning set forth in Section 2.2.

                "Affected Lender" shall have the meaning set forth in Section 2.19 hereof.

                "Affiliate" means, as to any Person, any other Person that directly or indirectly, controls, is controlled by or is under common control with such Person.  For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise; provided, however, that an Affiliate shall not include the Parent's Employee Stock Option Plan (for purposes of this definition, "ESOP"), the trustee of the ESOP or any Person who is a beneficial owner of voting stock of the Parent that is subject to the ESOP and who is eligible to report and reports such beneficial ownership on Schedule 13G promulgated under the Securities Exchange Act of 1934, as amended.

                "Agent" means Bank One in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

                "Aggregate Commitment" means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof and in no event in excess of $300,000,000.

                "Agreement" means this debtor in possession credit agreement, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.

                "Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4 hereof.

                "Aircraft Mortgage" shall have the meaning set forth in Section 4.1(xxvii).

                "Air Transportation Stabilization Act and Regulations" shall mean the Air Transportation Safety and System Stabilization Act, P.L. 107-42, as the same may be amended from time to time, and the regulations promulgated thereunder (14 C.F.R. Part 1310) and related OMB Regulations, 14 C.F.R. Part 1300.

                "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

                "Application" shall mean the Application of the Borrower to be updated or supplemented with the ATSB for the issuance of a federal credit instrument under the Air Transportation Stabilization Act and Regulations, as amended, modified or supplemented from time to time.

                "Applicable Margin" means, with respect to a Loan of any Type at any time, the following rate per annum:  (a) 3.50% per annum, with respect to a Floating Rate Loan, and (b) 4.50% per annum, with respect to a Eurodollar Loan.

                "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

                "Arranger" means Banc One Capital Markets, Inc., a Delaware corporation, and its successors, in its capacity as Lead Arranger and Sole Book Runner.

                "Article" means an article of this Agreement unless another document is specifically referenced.

                "ATSB" shall mean the Air Transportation Stabilization Board, created pursuant to Section 102(b) of the Air Transportation Safety and System Stabilization Act.

                "Authorized Officer" means any of the Treasurer, Chief Financial Officer, Principal Accounting Officer, Controller or financial Vice President of the Borrower or the applicable Credit Party, acting singly.

                "Avoidance Actions" shall mean the Borrower's and the Credit Parties' claims and causes of action arising under Section 502(d), 544, 547, 548 or 550 of the Bankruptcy Code or any other avoidance action under the Bankruptcy Code.

                "Bank One" means Bank One, NA, a national banking association having its principal office in Chicago, Illinois, in its individual capacity, and its successors.

                "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.

                "Bankruptcy Court" shall have the meaning set forth in the Recitals hereof.

                "Borrower" shall have the meaning set forth in the preamble hereof, and its successors and assigns.

                "Borrowing Date" means December 24, 2002 or such other Business Day (as shall be mutually agreed upon by the Parties hereto) on which the Loan is made hereunder.

                "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Loans, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

                "Capital Expenditures" shall mean, for any period, the aggregate of all expenditures (whether (i) paid in cash and not theretofore accrued or (ii) accrued as liabilities during such period, and including that portion of any post-petition Capitalized Lease which is capitalized on the consolidated balance sheet of the Parent and the Subsidiaries) net of cash amounts received by the Borrower and the Credit Parties from other Persons during such period in reimbursement of Capital Expenditures made by the Borrower and the Credit Parties, excluding interest capitalized during construction, made by the Borrower and the Credit Parties during such period that, in conformity with Agreement Accounting Principles, are required to be included in or reflected by the property, plant, Equipment or similar fixed asset accounts reflected in the consolidated balance sheet of the Parent and the Subsidiaries (including Equipment which in the ordinary course of business is purchased simultaneously with the trade-in or exchange of existing Equipment owned by the Borrower or any of the Credit Parties to the extent of the gross amount of such purchase price less the book value of the Equipment being traded in or exchanged at such time), but excluding expenditures made in connection with the replacement or restoration of assets to the extent reimbursed or financed from (x) insurance proceeds paid on account of the loss of or the damage to the assets being replaced or restored, (y) awards of compensation arising from the taking by condemnation or eminent domain of such assets being replaced or (z) proceeds of asset sales permitted by this Agreement which proceeds are not required to be used to prepay the Loans pursuant to Section 2.13 of the Additional DIP Credit Agreement.

                "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles (excluding any leases that become Capitalized Leases as a result of a recharacterization of operating leases as Capitalized Leases in connection with the renegotiation thereof, provided that the Borrower's payment obligations thereunder are unchanged).

                "Carve Out Reserve" shall have the meaning set forth in Section 2.21(c) hereof.

                "Change in Control" means (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Parent or the Borrower; or (ii) the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Parent or the Borrower by Persons who were neither (A) nominated by the Board of Directors of the Parent or the Borrower nor (B) appointed by directors so nominated.

                "Chapter 11 Cases" shall have the meaning set forth in the Recitals hereof.

                "Chattel Paper" shall have the meaning set forth in Article 9 of the Illinois UCC.

                "Closing Date" shall have the meaning set forth in the preamble hereof.

                "Co-Branded Card Agreements" means, collectively, (i) that certain Co-Branded Card Marketing Services Agreement dated as of July 1, 2001, among Parent, ULS and Bank One, Delaware, N.A. f/k/a First USA Bank, NA, as amended, restated, supplemented and otherwise modified from time to time, including, without limitation, as amended pursuant to the Co-Branded Card Amendment and the Co-Branded Debit Card Amendment, (ii) that certain Side Letter to Bank One, Delaware, N.A. dated December 7, 2002 by Parent and agreed and acknowledged to by Borrower, ULS, Mileage Plus Holdings, Inc., Mileage Plus Marketing, Inc. and Mileage Plus, Inc., (iii) the License Agreement dated as of November 22, 2002, by and between Borrower and ULS, (iv) the Mileage Plus Operating Agreement dated as of November 22, 2002, by and between Borrower and ULS, (v) the Umbrella Agreement dated as of November 22, 2002, by and between Borrower and ULS and (vi) the Domestic Customer Service Outsourcing Agreement dated as of November 22, 2002, by and among ULS, Mileage Plus, Inc. and Borrower, in each case as amended and in effect on the Closing Date and as the same may be hereafter amended, supplemented or otherwise modified in accordance herewith.

                "Co-Branded Debit Card Amendment" means that certain Third Amendment to Co-Branded Card Marketing Services Agreement dated as of December 7, 2002, by and among Bank One, Delaware, N.A., Parent and ULS.

                "Co-Branded Card Amendment" means that certain Amendment Number 4 to the Co-Branded Card Marketing Services Agreement dated as of December 7, 2002, by and among Bank One, Delaware, N.A., Parent, ULS and Borrower.

                "Co-Branded Card Collateral" means all of the Credit Parties' right, title and interest in the Co-Branded Card Agreements, including, without limitation, all rights to payment thereunder, and all Property used or useful in connection with the delivery by the Credit Parties (including, without limitation, the Borrower) or any of their Affiliates of the benefits (including, without limitation, miles and other services) Bank One, Delaware, N.A. receives under the Co-Branded Card Agreements, including, without limitation, all assets owned by ULS (except for those assets which are not used or useful in connection with the delivery of the above described benefits), Mileage Plus Holdings, Inc., Mileage Plus Marketing, Inc. and Mileage Plus, Inc. and all call centers, customer lists, systems, programs, software, and all trademarks, tradenames (including without limitation the "Mileage Plus" tradename and derivations thereof), other intellectual property and general intangibles in connection with the foregoing and all proceeds, rents and products thereof and distributions thereon.

                "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

                "Collateral" means all Property of the Borrower and each Credit Party, including, without limitation, all of the Property covered (or intended to be covered) by this Agreement, the Orders and the other Loan Documents, including, without limitation, the Co-Branded Card Collateral and the Additional DIP Collateral. Collateral shall not include (i) Section 1110 Assets that are subject to valid, perfected and non-avoidable liens, (ii) Avoidance Actions (it being understood that, notwithstanding such exclusion, the proceeds of Avoidance Actions shall be available to repay the Obligations), (iii) funds held in Escrow Accounts (it being understood that, notwithstanding such exclusion, the Borrower's and any applicable Credit Party's rights to receive any excess funds remaining in the Escrow Accounts following the payment in full of the taxes, fees and charges payable from such Escrow Accounts shall be subject to the grant of security interest and Lien described in Section 2.21 (subject only to the Additional DIP Lenders' Lien on the Additional DIP Collateral)) and (iv) interests of the Borrower and the Credit Parties in the joint ventures set forth on Schedule 1.1(d) (but only to the extent that applicable law or the organizational documents with respect to any such joint venture do not permit an assignment of such interests, it being understood that in any event the Agent's Lien granted hereunder shall extend to the proceeds (of any kind) of any disposition of any such joint venture interests and all distributions thereon).

                "Commercial Tort Claims" means those certain currently existing commercial tort claims of the Credit Parties.

                "Commitment" means, for each Lender, the obligation of such Lender to make the Loan not exceeding the amount set forth opposite its signature below, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3.3 or as otherwise modified from time to time pursuant to the terms hereof.

                "Control" shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the Illinois UCC.

                "Conversion/Continuation Notice" shall have the meaning set forth in Section 2.9 hereof.

                "Controlled Group" means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Parent, the Borrower or any of the Parent's Subsidiaries, are treated as a single employer under Section 414 of the Code.

                "Credit Parties" means Borrower and the other parties identified as "Credit Parties" on the signature pages hereto.

                "DCA" shall mean Ronald Reagan Washington National Airport.

                "Default" means an event described in Article VII.

                "Deposit Accounts" shall have the meaning set forth in Article 9 of the Illinois UCC.

                "Documents" shall have the meaning set forth in Article 9 of the Illinois UCC.

                "DOT" shall mean the United States Department of Transportation.

                "EBITDAR" shall mean, for any period, all as determined in accordance with Agreement Accounting Principles, the consolidated net income (or net loss) of the Parent and its Subsidiaries for such period, plus (a) the sum of (i) depreciation expense, (ii) amortization expense, (iii) other non-cash charges (excluding any book gains or losses recognized on the return of aircraft associated with a rejection or settlement of the Borrower's credit agreement dated as of November 17, 1999, as amended, with Kreditanstalt fur Wiederaufbau and the Borrower's 1997-1 enhanced equipment trust certificates), (iv) consolidated federal, state and local income tax expense, (v) gross interest expense for such period less gross interest income for such period, (vi) aircraft rent expense, (vii) extraordinary losses, (viii) any non-recurring charge or restructuring charge; (ix) the cumulative effect (whether positive or negative) of any change in accounting principles; (x) any Fees (as defined in the Additional DIP Credit Agreement) and fees set forth in the Fee Letter paid, in each case, by the Borrower and not otherwise added back to consolidated net income (or net loss) pursuant to any of the foregoing clauses of this definition; and (xi) the difference (whether positive or negative) between the cash paid by Bank One, Delaware, N.A. during such period pursuant to its "Annual Guaranteed Miles Purchased" (as defined in the agreement referred to in clause (i) of the definition of Co-Branded Card Agreements) and the amount of the revenue recorded during such period on account of the miles so purchased by Bank One, Delaware, N.A. pursuant to the Co-Branded Card Agreements during such period and prior periods less (b) extraordinary gains plus or minus (c) the amount of cash received or expended in such period in respect of any amount which, under clause (viii) above, was taken into account in determining EBITDAR for such or any prior period.

                "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

                "Environmental Lien" shall mean a Lien in favor of any Governmental Authority for (i) any liability under federal or state environmental laws or regulations, or (ii) damages arising from or costs incurred by such Governmental Authority in response to a release or threatened release of a hazardous or toxic waste, substance or constituent, or other substance into the environment.

                "Equipment" shall have the meaning set forth in Article 9 of the Illinois UCC and shall include, without limitation, all vehicles, vessels, aircraft, aircraft engines, propellers, parts, spare parts, spare engines, flight simulators, and quick engine change kits.

                "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a single employer within the meaning of Section 414(b), (c), (m), or (o) of the Code.

                "Escrow Accounts" shall mean certain funds set aside by the Borrower or any Credit Party to manage the collection and payment of amounts collected by the Borrower or such Credit Party for the benefit of third party beneficiaries relating to: (a) federal income tax withholding and backup withholding tax, employment taxes, transportation excise taxes and security related charges, including (i) federal payroll withholding taxes, as described in Sections 3101, 3111 and 3402 of the Code, (ii) federal Unemployment Tax Act taxes, as described in Chapter 23 of Subtitle C of the Code, (iii) federal air transportation excise taxes, as described in Sections 4261 and 4271 of the Code, (iv) federal security charges, as described in Title 49 of the Code of Federal Regulations of 2002 (referred to in this definition as the "CFR"), Chapter XII, Part 1510, (v) federal Animal and Plant Health Inspection Service of the United States Department of Agriculture (APHIS) user fees, as described in Title 21 United States Code (2002) (referred to in this definition as "U.S.C.") Section 136a and 7 CFR Section 354.3, (vi) federal Immigration and Naturalization Service (INS) fees, as described in 8 CFR Part 286, (vii) federal customs taxes as described in 19 U.S.C. Section 58c, and (viii) federal jet fuel taxes as described in Sections 4091 and 4092 of the Code collected on behalf of and owed to the federal government; (b) any and all state and local income tax withholding, employment taxes and related charges and fees and similar taxes, charges and fees, including, but not limited to, state and local payroll withholding taxes, unemployment and supplemental unemployment taxes, disability taxes, workman's or workers' compensation charges and related charges and fees that are analogous to those described in Subtitle C of the Code and that are described in or are analogous to Chapter 23 of Title 19 Delaware Code Annotated (2002) collected on behalf of and owed to state and local authorities, agencies and entities; and (c) passenger facility fees and charges as described in Title 49 Section 40117 (2002) and Title 14 of the Code of Federal Regulations of 2002, Subchapter 1, Part 158 collected on behalf of and owed to various administrators, institutions, authorities, agencies and entities; in each case held in escrow accounts or trust funds in an aggregate amount for all of such Escrow Accounts not in excess of $200,000,000 (provided that such amount may be increased upon an increase in any of the foregoing taxes, fees and charges for which the Borrower's officers and directors may have personal liability if not paid).

                "Eurodollar Base Rate" means, with respect to a Eurodollar Loan for the relevant Interest Period, the applicable British Bankers' Association LIBOR rate for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers' Association LIBOR rate is available to the Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One's relevant Eurodollar Loan and having a maturity equal to such Interest Period.

                "Eurodollar Loan" means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

                "Eurodollar Rate" means, with respect to a Eurodollar Loan for the relevant Interest Period, the sum of (i) the greater of (I) two percent (2%) and (II) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.

                "Excluded Taxes" means, in the case of each Lender or applicable Lending Installation and the Agent, taxes imposed on its net income, and franchise taxes imposed on it, by (i) the United States of America jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (ii) the jurisdiction in which the Agent's or such Lender's principal executive office or such Lender's applicable Lending Installation is located.

                "Exhibit" refers to an exhibit to this Agreement, unless another document is specifically referenced.

                "FAA" shall mean the Federal Aviation Administration.

                "Facility Termination Date" means the earliest of (a) July 1, 2004, (b) the substantial consummation (as defined in Section 1101 of the Bankruptcy Code) of a plan of reorganization (the "Plan of Reorganization") that is confirmed pursuant to a final, non-appealable order entered by the Bankruptcy Court or any other court having jurisdiction in the Chapter 11 Cases, but in no event shall such date be later than the effective date of such Plan of Reorganization and (c) the date of termination of the Additional DIP Credit Agreement or of the Additional DIP Lenders' commitments thereunder; or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

                "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

                "Fee Letter" has the meaning set forth in Section 4.1(ix).

                "Fifth Freedom Rights" shall mean the operational right to enplane passenger traffic and cargo in a foreign country and deplane it in another foreign country.

                "Final Order" means an order of the Bankruptcy Court entered in the Chapter 11 Cases after a final hearing under Bankruptcy Rule 4001(c)(2) which order, among other things, modifies the automatic stay under Section 362 of the Bankruptcy Code to permit the creation and perfection of Agent's Liens on the Collateral and to provide for the automatic vacation of the automatic stay to permit the enforcement of Agent's and Lenders' remedies under the Loan Documents and which order is in substantially the form attached as Exhibit E hereto, as the same may be amended, supplemented or otherwise modified from time to time with the express written consent or joinder of Agent and Requisite Lenders and approved by the Bankruptcy Court.

                "Final Order Date" means the date of entry of the Final Order by the Bankruptcy Court.

                "Financial Forecast" shall have the meaning set forth in Section 4.1(xvi) hereof.

                "Fixtures" shall have the meaning set forth in Article 9 of the Illinois UCC.

                "Flight Simulators" shall mean the flight simulators and flight training devices of the Borrower or any applicable Guarantor other than the flight simulators listed on Schedule 1.1(c).

                "Floating Rate" means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

                "Floating Rate Loan" means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

                "Foreign Aviation Authorities" shall mean any foreign or governmental, regulatory or other agency or agencies which exercise jurisdiction over the issuance or authorization to serve any foreign point on each of the Routes and/or operations related to the Routes and Supporting Route Facilities.

                "Foreign Slot" shall mean all of the rights and operational authority, now held or hereafter acquired, of the Borrower and, if applicable, a Credit Party, to conduct one landing or takeoff operation during a specific hour or other period at each non-U.S. airport necessary to operate a Route.

                "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

                "Gate Leaseholds" shall mean all of the right, title, privilege, interest, and authority now or hereafter acquired or held by the Borrower or, if applicable, a Credit Party in connection with the right to use, operate or occupy space in any airport or terminal at which the Borrower conducts scheduled operations.

                "General Intangibles" shall have the meaning set forth in Article 9 of the Illinois UCC, including, without limitation, all right, title and interest in (i) Slots, Primary Foreign Slots, Routes, Primary Routes, leasehold interests (including, without limitation, leasehold interests in hangars and parts depots), Fifth Freedom Rights and "behind and beyond" rights and (ii) Gate Leaseholds, Supporting Route Facilities (including, without limitation, with respect to hangers and parts depots) and Foreign Slots to the extent that the grant of a security interest is permitted by applicable law, it being understood that, in any event, the grant of the security interest described in Section 2.26.1 on such Gate Leaseholds, Supporting Route Facilities and Foreign Slots shall extend to the proceeds (of any kind) received or to be received by the Borrower or applicable Credit Party upon the transfer or other disposition of such Foreign Slots, Gate Leaseholds and/or Supporting Route Facilities.

                "Governmental Authority" shall mean any Federal, state, municipal or other governmental department, commission, board, bureau, agency, administration or instrumentality or any court, in each case whether of the United States or foreign.

                "Guaranteed Obligations" shall have the meaning set forth in Section 16.1 hereof.

                "Guarantor" means Parent and each other Credit Party (other than Borrower), together with each such entity's successors and assigns.

                "Illinois UCC" means the Illinois Uniform Commercial Code as in effect from time to time in the State of Illinois.

                "Indebtedness" shall mean, at any time and with respect to any Person, (i) all indebtedness of such Person for borrowed money; (ii) all indebtedness of such Person for the deferred purchase price of property or services (other than property, including inventory, and services purchased, and expense accruals and deferred compensation items arising, in the ordinary course of business); (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business); (iv) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (v) all obligations of such Person under Capitalized Leases; (vi) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities and all obligations of such Person in respect of (x) currency swap agreements, currency future or option contracts and other similar agreements designed to hedge against fluctuations in foreign interest rates and currency values, (y) interest rate swap, cap or collar agreements and interest rate future or option contracts, and (z) fuel hedges and other derivatives contracts; (vii) all Indebtedness referred to in clauses (i) through (vi) above guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss in respect of such Indebtedness, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered or to maintain the net worth or other financial condition or ratio of the debtor) or (D) otherwise to assure a creditor against loss in respect of such Indebtedness; and (viii) all Indebtedness referred to in clauses (i) through (vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (it being understood that claims arising upon the rejection of unexpired leases and other executory contracts shall not be treated as Indebtedness hereunder).

                "Instruments" shall have the meaning set forth in Article 9 of the Illinois UCC.

                "Insufficiency" shall mean, with respect to any Plan, its "amount of unfunded benefit liabilities" within the meaning of Section 4001(a)(18) of ERISA, if any.

                "Interest Period" means, with respect to a Eurodollar Loan, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement.  Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month.  If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

                "Interim Order" means the order of the Bankruptcy Court entered on December 9, 2002 in the Chapter 11 Cases and attached hereto as Exhibit D, as the same may be amended, supplemented or otherwise modified from time to time with the express written consent or joinder of Agent and Required Lenders and approved by the Bankruptcy Court.

                "Interim Order Date" means December 9, 2002.

                "Inventory" shall have the meaning set forth in Article 9 of the Illinois UCC.

                "Investments" of a Person shall have the meaning set forth in Section 6.25 hereof.

                "Investment Property" shall have the meaning set forth in Article 9 of the Illinois UCC, and shall include, without limitation, .securities or other ownership interests in a corporation, partnership, joint venture, limited liability company or other entity.

                "JFK" shall mean New York's John F. Kennedy (JFK) International Airport.

                "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

                "Lending Installation" means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Agent pursuant to Section 2.17 hereof.

                "LGA" shall mean New York's LaGuardia Airport.

                "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

                "Loan" means, with respect to a Lender, such Lender's term loan made pursuant to Article II (or any conversion or continuation thereof).

                "Loan Documents" means the Orders, this Agreement, any Notes issued pursuant to Section 2.13, the SGR Security Agreement, the Aircraft Mortgage and any other ancillary and collateral documents contemplated hereby or executed in connection herewith.

                "Mandatory Reductions" shall have the meaning set forth in Section 2.2(a) hereof.

                "Material Adverse Effect" means a material adverse effect on (i) the operations, business, Property, assets, prospects or condition (financial or otherwise) of the Borrower and the Credit Parties taken as a whole, (ii) the ability of the Borrower and the Credit Parties to perform their obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

                "Material Indebtedness" means Indebtedness in an aggregate principal amount in excess of $20,000,000 that would give rise to an administrative claim under the Bankruptcy Code, including, but not limited to, those administrative claims arising under sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c) or 726 of the Bankruptcy Code.

                "Material Indebtedness Agreement" means any agreement (a) under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder) and (b) which was entered into either (i) Prepetition and which is affirmed after the Petition Date or (ii) Postpetition.

                "Moody's" means Moody's Investors Service, Inc.

                "Mortgage Supplement" shall have the meaning set forth in the Aircraft Mortgage.

                "Mortgaged Collateral" shall mean all of the "Collateral" as defined in the Aircraft Mortgage (including any Mortgage Supplement), defined to include, without limitation, all aircraft, spare engines and spare parts inventory included within the Collateral.

                "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower, or a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

                "Multiple Employer Plan" shall mean a Single Employer Plan, which (i) is maintained for employees of the Borrower or an ERISA Affiliate and at least one person  (as defined in Section 3(9) of ERISA) other than the Borrower and its ERISA Affiliates or (ii) was so maintained and in respect of which the Borrower or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

                "Non-Primary Routes" shall mean all of the Routes other than the Primary Routes.

                "Non-U.S. Lender" shall have the meaning set forth in Section 3.5(iv) hereof.

                "Note" shall have the meaning set forth in Section 2.13 hereof.

                "Obligations" means all unpaid principal of and accrued and unpaid interest on the Loan, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower or any other Credit Party to the Lenders or to any Lender, the Agent or any indemnified party arising under the Loan Documents.

                 "Orders" means the Interim Order and the Final Order.

                "Other Taxes" shall have the meaning set forth in Section 3.5(ii) hereof.

                "Parent" shall mean UAL Corporation, a Delaware corporation, as debtor and debtor in possession.

                "Participants" shall have the meaning set forth in Section 12.2.1 hereof.

                "Payment Date" means the last calendar day of each month.

                "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

                "Pension Plan" shall mean a defined benefit plan (as defined in Section 414(j) of the Code and Section 3(35) of ERISA) which is intended to be qualified under Section 401(a) of the Code.

                "Permitted Investments" shall mean:

                        (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the  United States of America), in each case maturing within twelve months from the date of acquisition thereof;

                        (b) investments in commercial paper maturing within six months from the date of acquisition thereof and having, at such date of acquisition, a rating of at least "A-2" or the equivalent thereof from Standard & Poor's, a division of The McGraw-Hill Companies, Inc. or of at least "P-2" or the equivalent thereof from Moody's Investors Service, Inc.;

                        (c) investments in certificates of deposit, banker's acceptances and time deposits (including Eurodollar time deposits) maturing within six months from the date of acquisition thereof issued or guaranteed by or placed with (i) any domestic office of the Agent or the bank with whom the Borrower and the Credit Parties maintain their cash management system, or (ii) any domestic office of any other commercial bank of recognized standing organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000 and is the principal banking Subsidiary of a bank holding company having a long-term unsecured debt rating of at least "A-2" or the equivalent thereof from Standard & Poor's, a division of The McGraw-Hill Companies, Inc. or at least "P-2" or the equivalent thereof from Moody's Investors Service, Inc.;

                        (d) investments in commercial paper maturing within six months from the date of acquisition thereof and issued by (i) Agent or (ii) the holding company of any other commercial bank of recognized standing organized under the laws of the United States of America or any State thereof that has (A) a combined capital and surplus in excess of $250,000,000 and (B) commercial paper rated at least "A-2" or the equivalent thereof from Standard & Poor's, a division of The McGraw-Hill Companies, Inc. or of at least "P-2" or the equivalent thereof from Moody's Investors Service, Inc.;

                        (e) investments in repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any office of a bank or trust company meeting the qualifications specified in clause (c) above; and

                        (f) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (e) above.

                "Permitted Liens" shall mean (i) Liens imposed by law (other than Environmental Liens and any Lien imposed under ERISA) for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles; (ii) Liens of landlords and Liens of carriers, warehousemen, consignors, mechanics, materialmen and other Liens (other than Environmental Liens and any Lien imposed under ERISA) in existence on the Petition Date or thereafter imposed by law and created in the ordinary course of business; (iii) Liens (other than any Lien imposed under ERISA) incurred or deposits (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts; (iv) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded) and interest of ground lessors, which do not interfere materially with the ordinary conduct of the business of the Borrower or any Credit Party, as the case may be, and which do not materially detract from the value of the Property to which they attach or materially impair the use thereof to the Borrower or any Credit Party, as the case may be; (v) purchase money Liens (including Capitalized Leases) upon or in any Property acquired or held in the ordinary course of business to secure the purchase price of such Property or to secure Indebtedness permitted by Section 6.03(v) solely for the purpose of financing the acquisition of such property; (vi) letters of credit or deposits in the ordinary course to secure leases; and (vii) extensions, renewals or replacements of any Lien referred to in paragraphs (i) through (vi) above, provided, that the principal amount of the obligation secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered thereby.

                "Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

                "Petition Date" shall have the meaning set forth in the Recitals hereof.

                "Plan" shall mean a Single Employer Plan or a Multiemployer Plan.

                "Plan of Reorganization" shall have the meaning set forth in the definition of Facility Termination Date.

                "Pledged Deposits" means all time deposits of money (other than Deposit Accounts and Instruments), whether or not evidenced by certificates, which any Credit Party may from time to time designate as pledged to the Agent or to any Lender as security for any Obligation, and all rights to receive interest on said deposits.

                "Postpetition" means the time period immediately following the filing of the Chapter 11 Cases.

                "Postpetition Indebtedness" means all Indebtedness of the Credit Parties incurred after the filing of the Chapter 11 Cases.

                "Prepetition" means the time period ending immediately prior to the filing of the Chapter 11 Cases.

                "Prepetition Indebtedness" means all Indebtedness of any of the Credit Parties outstanding on the Petition Date immediately prior to the filing of the Chapter 11 Cases.

                "Primary Foreign Slots" shall mean the Foreign Slots set forth on Schedule 1.1(a), as may be amended from time to time at the request of the Agent pursuant to Section 6.19(b).

                "Primary Routes" shall mean the Routes set forth on Schedule 1.1(b) as may be amended from time to time at the request of the Agent pursuant to Section 6.19(b).

                "Prime Rate" means a rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

                "Property" of a Person means any and all property, of any kind or type whatsoever and wherever located, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets, whether now owned, leased or operated or hereafter acquired, leased or operated by such Person, including, without limitation, all Accounts (including, without limitation, in the case of ULS, ULS' right to payment under the Co-Branded Card Agreements), Chattel Paper, Commercial Tort Claims, Documents, Equipment, Fixtures, General Intangibles, Instruments, Inventory, Investment Property, and Pledged Deposits, wherever located, in which such Person now has or hereafter acquires any right or interest, and the proceeds (including Stock Rights), insurance proceeds and products thereof, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto.

                "Purchasers" shall have the meaning set forth in Section 12.3.1 hereof.

                "Receivables" means the Accounts, Chattel Paper, Investment Property, Instruments, Pledged Deposits, and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

                "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

                "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

                "Reports" shall have the meaning set forth in Section 9.6 hereof.

                "Required Lenders" means Lenders in the aggregate having at least a majority of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least a majority of the aggregate unpaid principal amount of the outstanding Loan.

                "Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

                "Routes" shall mean the routes for which the Borrower or, if applicable, a Credit Party, holds or hereafter acquires the requisite authority to operate pursuant to the Title 49 including, without limitation, applicable frequencies, exemption and certificate authorities, Fifth-Freedom Rights and "behind/beyond rights".

                "S&P" means Standard and Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.

                "Sale and Leaseback Transaction" means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

                "Schedule" refers to a specific schedule to this Agreement, unless another document is specifically referenced.

                "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

                "Section 1110 Assets" shall mean (i) property (and agreements related to such property) that qualifies as an "aircraft," "aircraft engine," "propeller," "appliance" or "spare part" (as defined in Section 40102 of Title 49) as those terms are used in Section 1110(a)(3)(A)(i) and (B) of the Bankruptcy Code to the extent that the Borrower or any applicable Credit Party is expressly prohibited from granting liens thereon or assignments thereof under the terms of any security agreement, lease or conditional sale agreement related thereto under which the applicable secured party, lessor or seller is entitled to the protections afforded under Section 1110 of the Bankruptcy Code with respect to such property or agreements or (ii) property referred to in the previous clause that the Borrower or any of the Credit Parties elects to return to the party providing financing therefor in exchange for a discharge of the related indebtedness.

                "Security" shall have the meaning set forth in Article 8 of the Illinois UCC.

                "SGR Security Agreement" shall have the meaning set forth in Section 4.1(xxvi).

                "Single Employer Plan" shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (i) is maintained for employees of the Borrower or an ERISA Affiliate or (ii) was so maintained and in respect of which the Borrower could have liability under Title IV of ERISA in the event such Plan has been or were to be terminated.

                "Slot" shall mean all of the rights and operational authority of the Borrower and, if applicable, a Credit Party, now held or hereafter acquired, to conduct one Instrument Flight Rule (as defined under the FAA regulations) landing or takeoff operation during a specific hour or half-hour period at LGA, DCA or JFK pursuant to FAA regulations, including Title 14.

                "Slot Reporting Guidelines" shall mean that, for purposes of each slot utilization report delivered pursuant to Section 6.1(n),

                (i)    a Slot will be deemed "utilized" if (A) such Slot is used for a take-off or landing operation, (B) by regulation or other regulatory notice, the FAA considers such Slot as "used" for purposes of 14 C.F.R. Section 93.227, regardless of whether or not such Slot was, in fact, used (e.g., holidays as defined in 14 C.F.R. Section 93.227(l) and labor actions), (C) by waiver, the FAA considers such Slot as "used" for purposes of 14 C.F.R. Section 93.227, even though such Slot was not, in fact, used or (D) the FAA otherwise waives the Slot utilization requirement of 14 C.F.R. Section 93.227,

                (ii)    if the Borrower engages in a temporary Slot trade, transfer, exchange or lease with another air carrier, the Borrower shall report the utilization rate for the slot received in the trade, transfer or lease, rather than for the Slot traded, transferred or leased to such other air carrier, for so long as the slot received continues to be operated by the Borrower,

                (iii)    a "week" is defined as a seven-day period, and

                (iv)    the two month FAA reporting period shall be the period for which air carriers provide slot utilization reports to the FAA pursuant to 14 C.F.R. Section 93.227.

                "Stock Rights" means any securities, dividends or other distributions and any other right or property which any Credit Party shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Collateral and any securities, any right to receive securities and any right to receive earnings, in which any Credit Party now has or hereafter acquires any right, issued by an issuer of such securities.

                "Subsidiary" means, with respect to any Person (referred to as the "parent" solely for purposes of this definition), any corporation, association or other business entity (whether now existing or hereafter organized) of which at least a majority of the securities or other ownership interests having ordinary voting power for the election of directors is, at the time as of which any determination is being made, owned or controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

                "Supporting Route Facilities" shall mean the takeoff and/or landing rights, gates, ticket counters, office space and baggage claim areas at each airport necessary to operate a Route including, but not limited to, those at the following airports: London; Heathrow; Tokyo; Narita; Osaka; Kansai; Beijing; Capital Airport; Shanghai; Puo Dong; and Hong Kong, Hong Kong International.

                "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

                "Termination Event" shall mean (i) a "reportable event", as such term is described in Section 4043(c) of ERISA (other than a "reportable event" as to which the 30-day notice is waived under subsection .22, .23, .25, ..27 or .28 of PBGC Regulation Section 4043) or an event described in Section 4068 of ERISA and excluding events which would not be reasonably likely (as reasonably determined by the Agent) to have a material adverse effect on the financial condition, operations, business, properties or assets of the Borrower and the Credit Parties taken as a whole, or (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a "substantial employer," as such term is defined in Section 4001(a)(2) of ERISA, the incurrence of liability by the Borrower or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, the imposition of Withdrawal Liability, or (iii) providing notice of intent to terminate a Pension Plan pursuant to Section 4041(c) of ERISA (provided such termination would have a Material Adverse Effect) or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, if such amendment requires the provision of security, or (iv) the institution of proceedings to terminate a Pension Plan by the PBGC under Section 4042 of ERISA (provided such termination would have a Material Adverse Effect), or (v) any other event or condition (other than the commencement of the Chapter 11 Cases and the failure to have made any contribution accrued as of the Petition Date but not paid) which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the imposition of any liability under Title IV of ERISA (other than for the payment of premiums to the PBGC in the ordinary course), excluding events or conditions which would not be reasonably likely (as reasonably determined by the Agent) to have a Material Adverse Effect.

                "Title 14" means Title 14 of the U.S. Code of Federal regulations, Part 93, Subparts K and S, as amended from time to time or any successor or recodified regulation.

                "Title 49" shall mean Title 49 of the Unites States Code, which, among other things, recodified and replaced the U.S. Federal Aviation Act of 1958, and the regulations promulgated pursuant thereto or any subsequent legislation that amends, supplements or supercedes such provisions.

                "Transferee" shall have the meaning set forth in Section 12.4 hereof.

                "Type" means, with respect to the Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.

                "ULS" means UAL Loyalty Services, Inc., a Delaware corporation.

                "United States Citizen"  shall have the meaning set forth in Section 5.22 hereof.

                "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

                "Use or Lose Rule" shall mean with respect to Slots, the terms of 14 C.F.R. Section 93.227.

                "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

                "Withdrawal Liability" shall have the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

                The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.  Terms defined in the Illinois UCC which are not otherwise defined in this Agreement are used herein as defined in the Illinois UCC.

  ARTICLE II.
  THE CREDITS

    2.1    Commitment.  Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a Loan to the Borrower in an amount not to exceed the amount of its Commitment.  At no time shall the aggregate principal amount of the outstanding Loan exceed the Aggregate Commitment.  Amounts repaid hereunder shall not be reborrowed.  The Loan shall become due and payable on the Facility Termination Date.

    2.2    Required Payments; Termination.

      (a)    Commencing on March 1, 2004 and on the first Business Day of each calendar month thereafter, the principal amount of the Loan shall be paid (with a corresponding permanent reduction in the Aggregate Commitment) in installments (each such payment and Aggregate Commitment reduction, a "Mandatory Reduction" and collectively with all other payments and reductions, the "Mandatory Reductions") in the respective amounts shown below opposite the applicable month:

Calendar Month of Payment and Aggregate Commitment Reduction	Payment and Aggregate Commitment Reduction
March, 2004	$60,000,000
April, 2004	$60,000,000
May, 2004	$60,000,000
June, 2004	$60,000,000
July, 2004	$60,000,000

        Notwithstanding the foregoing, the final Mandatory Reduction on July 1, 2004 shall be the greater of $60,000,000 and the remaining amount of the outstanding Loan.  Immediately upon the repayment of the Loan (and corresponding Aggregate Commitment reductions) set forth in this Section 2.2(a), each Lender's Commitment shall automatically and permanently be reduced by an amount equal to such Lender's ratable share of such reduction.

        (ii) At any time that any portion of the outstanding Loan is due and payable or the Aggregate Commitments are reduced below the aggregate principal amount of the outstanding Loan (in either case, due to a Mandatory Reduction set forth in this Section 2.2(a) or otherwise), Agent shall be entitled, solely at its discretion, to set-off or otherwise apply amounts payable by Bank One, Delaware, N.A. to Borrower under the Co-Branded Card Agreements against any such amounts due the Lenders.

            (b)    Any outstanding Loan and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

            (c)    At any time following the occurrence of a default, event or condition, the effect of which default, event or condition permits Bank One, Delaware, N.A. to terminate any of the Co-Branded Card Agreements,  all payments made by Bank One, Delaware,  N.A. under the Co-Branded Card Agreements shall be immediately set-off or otherwise applied against the outstanding Loan with a corresponding permanent reduction in the Aggregate Commitment equal to the amount of such payments.

            (d)    Upon any voluntary permanent reduction of the revolving loan commitment and/or voluntary prepayment of the term loans under the Additional DIP Credit Agreement (the amount of such reduction or prepayment, the "Additional DIP Voluntary Prepayment"), the Borrower shall contemporaneously repay the Loan (with a corresponding reduction in the Aggregate Commitment) in an amount equal to the product of (i) the Additional DIP Voluntary Prepayment multiplied by (ii) a ratio (expressed as a percentage) of the Aggregate Commitment at the time of such prepayment to the sum of the outstanding commitments under the Additional DIP Credit Agreement at such time and the Aggregate Commitment at such time.  Such prepayment shall be applied pro rata among all remaining Mandatory Reductions.

      2.3    Ratable Loan.  The Loan shall be made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

      2.4    Types of Loan.  The Loan may be a Floating Rate Loan or a Eurodollar Loan, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

      2.5    [Intentionally Deleted]

      2.6    [Intentionally Deleted]

      2.7    Optional Principal Payments.  The Borrower may from time to time pay, without penalty or premium, all of the outstanding Floating Rate Loan, or, in a minimum aggregate amount of $10,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Floating Rate Loan, upon two Business Days' prior notice to the Agent.  The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all of the outstanding Eurodollar Loan, or, in a minimum aggregate amount of $10,000,000 or any integral multiple of $10,000,000 in excess thereof, any portion of the outstanding Eurodollar Loan, upon three Business Days' prior notice to the Agent.  Amounts repaid may not be reborrowed.

      2.8    Method of Selecting Types and Interest Periods of Loan.  The Borrower shall select the Type of Loan and, in the case of each Eurodollar Loan, the Interest Period applicable thereto from time to time.  No more than five (5) Eurodollar Loans may be outstanding at any time.  The Type of Loan funded on the Closing Date shall be a Floating Rate Loan.

      2.9    Conversion and Continuation of Outstanding Loan.  Each Floating Rate Loan shall continue as a Floating Rate Loan unless and until such Floating Rate Loan is converted into Eurodollar Loan pursuant to this Section 2.9 or is repaid in accordance with Section 2.7.  Each Eurodollar Loan shall continue as a Eurodollar Loan until the end of the then applicable Interest Period therefor, at which time such Eurodollar Loan shall be automatically converted into a Floating Rate Loan unless (x) such Eurodollar Loan is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Loan continue as a Eurodollar Loan for the same or another Interest Period.  Subject to the terms of Section 2.9, the Borrower may elect from time to time to convert all or any part of a Floating Rate Loan into a Eurodollar Loan.  The Borrower shall give the Agent irrevocable (unless a Eurodollar Loan is not available due to increased costs (as set forth in Section 3.2) or illegality (as set forth in Section 3.3)) notice (a "Conversion/Continuation Notice") of each conversion of a Floating Rate Loan into a Eurodollar Loan or continuation of a Eurodollar Loan not later than 10:00 a.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

          (i)    the requested date, which shall be a Business Day, of such conversion or continuation,

          (ii)    the aggregate amount and Type of the Loan which is to be converted or continued, and

          (iii)    the amount of such Loan which is to be converted into or continued as a Eurodollar Loan and the duration of the Interest Period applicable thereto.

      2.10    Changes in Interest Rate, etc.  Each Floating Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Loan is made or is automatically converted from a Eurodollar Loan into a Floating Rate Loan pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Loan pursuant to Section 2.9, at a rate per annum equal to the Floating Rate for such day.  Changes in the rate of interest on that portion of any Loan maintained as a Floating Rate Loan will take effect simultaneously with each change in the Alternate Base Rate.  Each Eurodollar Loan shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurodollar Loan based upon the Borrower's selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof.  No Interest Period may end after the Facility Termination Date.

      2.11    Rates Applicable After Default.  Notwithstanding anything to the contrary contained in Section 2.8, 2.9 or 2.10, during the continuance of a Default the Agent or Required Lenders may, at their option, by written notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Loan may be made as, converted into or continued as a Eurodollar Loan.  During the continuance of a Default, Agent or the Required Lenders may, at their option, by written notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Loan shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Floating Rate Loan shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum.

      2.12    Method of Payment.  Subject to the right of Bank One, NA to setoff payments pursuant to Section 2.2 hereof (which such right shall be exclusively exercised by Bank One, NA), all payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (local time) on the date when due and shall be applied ratably by the Agent among the Lenders.  Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender.  The Agent is hereby authorized to charge any account of the Credit Parties maintained with Bank One or any Affiliate of Bank One for each payment of principal, interest and fees as it becomes due hereunder.

      2.13    Noteless Agreement; Evidence of Indebtedness.

                      (i)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

                      (ii)    The Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (c) the amount of any sum received by the Agent hereunder from the Borrower and each Lender's share thereof.

                      (iii)    The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

                      (iv)    Any Lender may request that its Loan be evidenced by a promissory note in substantially the form of Exhibit C (a "Note").  In such event, the Borrower shall prepare, execute and deliver to such Lender such Note payable to the order of such Lender.  Thereafter, the Loan evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loan once again be evidenced as described in paragraphs (i) and (ii) above.

      2.14    Telephonic Notices.  The Borrower hereby authorizes the Lenders and the Agent to convert or continue the Loan, effect selections of Types of the Loan and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Conversion/Continuation Notices to be given telephonically.  The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer.  If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

      2.15    Interest Payment Dates; Interest and Fee Basis.  Interest accrued on each Floating Rate Loan shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, and at maturity.  Interest accrued on that portion of the outstanding principal amount of any Floating Rate Loan converted into a Eurodollar Loan on a day other than a Payment Date shall be payable on the date of conversion.  Interest accrued on each Eurodollar Loan shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Loan is prepaid, whether by acceleration or otherwise, and at maturity.  Interest accrued on each Eurodollar Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period.  Interest and commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year.  Interest shall be payable for the day a Loan is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment.  If any payment of principal of or interest on a Loan shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

      2.16    [Intentionally Deleted]

      2.17    Lending Installations.  Each Lender may book its Loan at any Lending Installation selected by such Lender and may change its Lending Installation from time to time.  All terms of this Agreement shall apply to any such Lending Installation and the Loan and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation.

      2.18    Non-Receipt of Funds by the Agent.  Unless the Borrower notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made.  The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If the Borrower has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the interest rate applicable to the relevant Loan.

      2.19    Replacement of Lender.  If the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender's obligation to make or continue, or to convert Floating Rate Loans into, Eurodollar Loans shall be suspended pursuant to Section 3.3 (any Lender so affected an "Affected Lender"), the Borrower may elect with the consent of Agent (such consent not to be unreasonably withheld; provided that it shall not be deemed unreasonable for Agent to withhold its consent if the Loan and this facility have not been fully syndicated (as determined by Agent in its sole discretion)), if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Agent shall agree, as of such date, to purchase for cash the Loan and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit A and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loan of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

      2.20    Approval of Interest.  Approval of this Agreement by the Bankruptcy Court shall constitute approval of the rates of interest and other amounts payable hereunder and a ruling that they are exempt from any otherwise applicable limitation.

      2.21    Superpriority Nature of Obligations; Priming Lien.

                      (a)    Except as set forth in this paragraph, the Obligations shall be secured by Liens in all of the Collateral under Sections 364(c)(2) and (c)(3) of the Bankruptcy Code, senior to all other Liens, regardless of when the Liens were obtained and regardless of their previous priority.  The Liens granted under section 364(c)(2) and (3) of the Bankruptcy Code shall be subject only to (i) in the case of Liens granted under section 364(c)(3) of the Bankruptcy Code, Liens granted to the Additional DIP Lenders on the Additional DIP Collateral, (ii) non-avoidable, valid and perfected liens in existence on the Petition Date, (iii) non-avoidable valid liens in existence on the Petition Date that are perfected subsequent to the Petition Date by section 546(b) of the Bankruptcy Code and (iv) the Carve-Out Reserve (set forth below).

                      (b)    The Obligations shall also have the status in the Chapter 11 Cases of superpriority administrative expenses under Section 364(c)(1) of the Bankruptcy Code.  Subject to the Carve Out Reserve, such superpriority administrative claim shall have priority over all other claims, costs and expenses of the kinds specified in, or ordered pursuant to, Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 726, 1114  or any other provision of the Bankruptcy Code and shall at all times be senior to the rights of any Credit Party, any Credit Party's estate, and any successor trustee or estate representative in the Chapter 11 Cases or any subsequent proceeding or case under the Bankruptcy Code (provided such claims shall be pari passu with Additional DIP Lenders' superpriority administrative expense claims).

                      (c)    Agent's Liens on the Collateral under Sections 364(c)(2) and (c)(3) of the Bankruptcy Code, for the benefit of Agent and Lenders, and the superpriority administrative claim under Section 364(c)(1) of the Bankruptcy Code afforded the Obligations shall be subject only to the following: (i) fees payable to the United States Trustee pursuant to 28 U.S.C. Section 1930(a)(6) and to the Clerk of the Bankruptcy Court and (ii) upon the occurrence and during the continuance of a Default (which is not subsequently waived or cured), the payment of accrued and unpaid professional fees and expenses allowed by the Bankruptcy Court (whether incurred prior to or subsequent to such Default) of attorneys, accountants, financial advisors or other professionals retained by any of the Credit Parties and any official committee appointed in the Chapter 11 Cases pursuant to Section 1103 of the Bankruptcy Code, in an aggregate amount not to exceed $35,000,000 (the "Carve-Out Reserve") in toto to be allocated pro rata among the Obligations hereunder and the obligations under the Additional DIP Credit Agreement, plus amounts payable pursuant to 28 U.S.C. Section 1930(a)(6) and to the Clerk of the Bankruptcy Court; provided, that any payments actually made to such professionals under Sections 330, 331 and 503 of the Bankruptcy Code in respect of fees and expenses incurred or accrued (x) prior to the occurrence of a Default, shall not reduce the Carve Out Reserve and (y) from and after the occurrence of a Default, shall reduce dollar-for-dollar the Carve Out Reserve; provided, further, that in no event shall any of the Carve Out Reserve include any fees or expenses arising after the conversion of the Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code.  In the event of a liquidation of the Borrower's and the Credit Parties' estates, the amount of the Carve-Out Reserve shall be funded into a segregated account prior to the making of any distributions.

                  (d)    Notwithstanding the foregoing, the Credit Parties shall be permitted to pay, as the same may become due and payable, subject to the provisions of the Orders and this Section 2.21 and provided that no Default has occurred and is continuing, compensation and reimbursement of expenses to professionals allowed by the Bankruptcy Court and payable under Sections 330 and 331 of the Bankruptcy Code, provided that  the Credit Parties shall not be permitted to use cash collateral of Lenders or Additional DIP Lenders or the proceeds of Loan made hereunder or under the Additional DIP to pay any amount in professional fees and expenses incurred in connection with the investigation (including discovery proceedings) of potential claims, causes of action, actions or proceedings against (i) Agent or any Lender in respect of the Obligations or otherwise or (ii) the Additional DIP Lenders in respect of obligations owing under the Additional DIP Credit Agreement.  Except for the Carve-Out Reserve and payments under 28 U.S.C. § 1930(a)(6) and to the Clerk of the Bankruptcy Court, no costs or expenses of administration shall be imposed against Agent and Lenders or the Collateral under Sections 105, 506(c) or 552 of the Bankruptcy Code, or otherwise.

      2.22    Release.  The Borrower and the other Credit Parties each hereby acknowledge, effective upon the Interim Order Date, that Borrower, the other Credit Parties, or any of their Subsidiaries, have no defense, counterclaim, offset, recoupment, cross-complaint, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of Borrower's, the other Credit Parties', or their Subsidiaries' liability to repay Agent or any Lender as provided in this Agreement or to seek affirmative relief or damages of any kind or nature from Agent or any Lender.  Borrower and the other Credit Parties, each in its own right and on behalf of its bankruptcy estate, all its successors, assigns, Subsidiaries and any Affiliates and any Person acting for and on behalf of, or claiming through it (collectively, the "Releasing Parties"), hereby fully, finally and forever release and discharge Agent and Lenders and all of Agent's and Lenders' past and present officers, directors, servants, agents, attorneys, assigns, heirs, parents, subsidiaries, and each Person acting for or on behalf of any of them (collectively, the "Released Parties") of and from any and all past and present actions, causes of action, demands, suits, claims, liabilities, Liens, lawsuits, adverse consequences, amounts paid in settlement, costs, damages, debts, deficiencies, diminution in value, disbursements, expenses, losses and other obligations of any kind or nature whatsoever, whether in law, equity or otherwise (including, without limitation, those arising under Sections 541 through 550 of the Bankruptcy Code and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now or heretofore existing against any of the Released Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to this Agreement, the Interim Order, the Final Order and the debtor in possession financings, and allother agreements, certificates, instruments and other documents and statements (whether written or oral) related to  the debtor in possession financings.

      2.23    Waiver of any Priming Rights.  Upon the Closing Date, and on behalf of themselves and their estates, and for so long as any Obligation shall be outstanding, Borrower and the other Credit Parties hereby irrevocably waive any right, pursuant to Sections 364(c) or 364(d) of the Bankruptcy Code or otherwise, (a) to grant any Lien of equal or greater priority than the Lien securing the Obligations other than Liens permitted to be granted by this Agreement to the Additional DIP Lenders on the Additional DIP Collateral, or (b) to approve or incur a claim of equal or greater priority than the Obligations.

      2.24    Payment of Obligations.  Upon the Facility Termination Date (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents, Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

      2.25    No Discharge; Survival of Claims.  Borrower and each of the other Credit Parties agrees that (a) the Obligations hereunder shall not be discharged by the entry of an order confirming a Plan of Reorganization (and Borrower and each of the other Credit Parties, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (b) the superpriority administrative claim granted to Agent and Lenders pursuant to the Interim Order and Final Order and described in Section 2.21 and the Liens granted to Agent pursuant to the Interim Order and Final Order and described in Section 2.21 shall not be affected in any manner by the entry of an order confirming a Plan of Reorganization in any Chapter 11 Case.

      2.26    Security.

                  2.26.1 Grant of Security Interest.

                  (a)  The Borrower and each other Credit Party hereby pledges, assigns and grants to the Agent, on behalf of and for the ratable benefit of the Lenders and (to the extent specifically provided in this Section 2.26) their Affiliates, a security interest in all of the Borrower's and each other Credit Party's right, title and interest in and to the Collateral to secure the prompt and complete payment and performance of the Obligations.  Notwithstanding the foregoing, the total amount of shares of capital stock or other ownership interests of any Person pledged hereunder that is not incorporated or organized in the United States shall in no event exceed sixty-five percent (65%) of the total outstanding shares of capital stock or such other ownership interests thereof.

                  (b)  With respect to all real property the title to which is held by the Borrower or any of the Credit Parties, or the possession of which is held by the Borrower or any of the Credit Parties pursuant to leasehold interest, the Borrower and each Credit Party hereby assigns and conveys as security, grants a security interest in, hypothecates, mortgages, pledges and sets over unto the Agent on behalf of the Lenders all of the right, title and interest of the Borrower and such Credit Parties in all of such owned real property and in all such leasehold interests, together in each case with all of the right, title and interest of the Borrower and such Credit Parties in and to all buildings, improvements, and fixtures related thereto, any lease or sublease thereof, all General Intangibles relating thereto and all proceeds thereof.  The Borrower and each Credit Party acknowledges that, pursuant to the Orders, the Liens in favor of the Agent on behalf of the Lenders in all of such real property and leasehold instruments (limited, in the case of leasehold interests, to the proceeds received upon any sale, disposition or termination thereof) shall be perfected without the recordation of any instruments of mortgage or assignment.  The Borrower and each Credit Party further agrees that, upon the request of Agent, the Borrower and such Credit Party shall enter into separate fee or leasehold mortgages in recordable form with respect to such properties on terms reasonably satisfactory to the Agent.

                  2.26.2 Lockboxes.  Upon request of the Agent after the occurrence of a Default, the Borrower and each other Credit Party shall execute and deliver to the Agent irrevocable lockbox agreements in the form provided by or otherwise acceptable to the Agent, which agreements shall be accompanied by an acknowledgment by the bank where the lockbox is located of the Lien of the Agent granted hereunder and of irrevocable instructions to wire all amounts collected therein to a special collateral account at the Agent.

                  2.26.3 Special Collateral Account.  The Agent shall require all cash proceeds of the Co-Branded Card Collateral to be deposited in a special non-interest bearing cash collateral account (account number 644433310) with the Agent as security for the Obligations.  The Borrower and the Credit Parties shall have no control whatsoever over said cash collateral account.  If no Default has occurred or is continuing and if no setoff is permitted pursuant to Section 2.2 hereof at such time, the Agent shall promptly transfer the collected balances in said cash collateral account into the Borrower's or applicable Credit Party's general operating account with the Agent.  If any Default has occurred and is continuing or if set-off is otherwise permitted pursuant to Section 2.2 hereof at such time, the Agent may (and shall, at the direction of the Required Lenders), from time to time, apply the collected balances in said cash collateral account to the payment of the Obligations whether or not the Obligations shall then be due.  At all times, the Borrower and the Credit Parties (i) shall direct Bank One, Delaware, N.A. to deposit all amounts owed ULS under the Co-Branded Card Agreements in such cash collateral account and (ii) agree to promptly deposit all amounts received under the Co-Branded Card Agreements in such cash collateral account.

                  2.26.4 Agent's Performance of Obligations.  Without having any obligation to do so, the Agent may perform or pay any obligation which the Borrower or any other Credit Party has agreed to perform or pay relating to the Collateral and the Borrower shall reimburse the Agent for any amounts paid by the Agent pursuant to this Section 2.26.4.  The Borrower's obligation to reimburse the Agent pursuant to the preceding sentence shall be an Obligation payable upon written demand with reasonable documentation supporting such reimbursement request.

                  2.26.5 Authorization for Agent to Take Certain Action.  The Borrower and each Credit Party irrevocably authorizes the Agent at any time and from time to time in the reasonable discretion of the Agent and appoints the Agent as its attorney in fact (i) to execute on behalf of the Borrower and each Credit Party as debtor and to file financing statements necessary in the Agent's reasonable discretion to perfect and to maintain the perfection and priority of the Agent's security interest in the Collateral, (ii) to endorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Agreement (or any portion thereof) or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Agent's security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Collateral and which are Securities or with financial intermediaries holding other Investment Property as may be necessary or advisable to give the Agent Control over such Securities or other Investment Property, (v) to enforce payment of the Receivables in the name of the Agent or the Borrower or any other Credit Party, (vi) to apply the proceeds of any Collateral received by the Agent to the Obligations as provided herein and (vii) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted hereunder), and the Borrower and each other Credit Party agrees to reimburse the Agent upon written demand (together with reasonable documentation supporting such reimbursement request) for any payment made or any expense incurred by the Agent in connection therewith, provided that this authorization shall not relieve the Borrower and each other Credit Party of any of its obligations under this Agreement.

              2.26.6   Further Assurances.

              (a)  The Borrower and each Credit Party agree that from time to time, at the expense of the Borrower and each Credit Party, they will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Agent to exercise and enforce any of its rights and remedies hereunder with respect to any Collateral.  Without limiting the generality of the foregoing, and without further order of the Bankruptcy Court, the Borrower and each Credit Party (i) will execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary, or as Agent may reasonably request, (ii) will enter into control agreements (or take such other steps as may be reasonably requested by Agent to establish control over the Collateral) and (iii) will deliver to Agent possession of Collateral (including certificates evidencing shares of capital stock or other ownership interests) (accompanied by instruments of transfer or assignment duly executed in blank as may be reasonably requested by Agent).

              (b)  The Borrower and each Credit Party hereby authorize Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of Borrower or the Credit Parties where permitted by law.
              (c)  The Borrower and each Credit Party will furnish to the Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Agent may reasonably request, all in reasonable detail.
              (d)  The Borrower and each Credit Party shall provide the Agent with at least fifteen (15) days prior written notice of (i) any change in the name, organizational structure or jurisdiction of organization of the Borrower or any Credit Party, (ii) a change in the organizational identification number of the Borrower or any Credit Party and (iii) any change in the location of the chief executive office of the Borrower or any Credit Party or place of business of the Borrower or any Credit Party if it only has one place of business.  The Borrower and each Credit Party shall also promptly, but in any event within thirty (30) days of receipt of an organizational identification number, if the Borrower or applicable Credit Party did not previously have one, notify the Agent of the receipt thereof.
              (e)  In order to facilitate a subsequent transfer, if any, of Slots held by the Borrower or any Credit Party, the Borrower and the applicable Credit Parties (A) have, prior to the Closing Date, executed a blank, undated transfer document for each Slot held by the Borrower and applicable Credit Parties, as applicable, as of the Closing Date, and (B) shall, on the date of acquisition thereof, execute a blank, undated transfer document for each Slot acquired by Borrower and any Credit Party after the Closing Date, in each case, to be held in escrow by Agent until (i) exercise by the Agent of its rights upon the occurrence and during the continuance of a Default or (ii) termination of, or release from, the Liens of the SGR Security Agreement and this Agreement in accordance with the terms thereof and hereof.

      2.27    Increase in Interest.

              (a) In the event that the Additional DIP (whether initially or by way of a future amendment) provides for an interest rate that exceeds the Eurodollar Rate or Floating Rate, the definition of Eurodollar Rate or Floating Rate, as applicable, will, at the Requisite Lenders' option, be increased such that the applicable interest rates hereunder shall be no less than the applicable interest rates under the Additional DIP; any such increase shall take effect on the same date as the increased rates under the Additional DIP became effective.

              (b) It is the intent of this Section 2.27 to cause all interest rates hereunder to be no less than those interest rates charged under the Additional DIP.

  ARTICLE III
  YIELD PROTECTION; TAXES

            3.1    Yield Protection.  If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

        (i)    subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurodollar Loans, or

        (ii)    imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Loan), or

        (iii)    imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Eurodollar Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Eurodollar Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurodollar Loans held or interest received by it, in each case by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Eurodollar Loans or Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such Eurodollar Loans or Commitment, then, within 15 days of written demand (together with reasonable documentation supporting such reimbursement request) by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

      3.2    Changes in Capital Adequacy Regulations.  If a Lender reasonably determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of written demand (together with reasonable documentation supporting such reimbursement request) by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender reasonably determines is attributable to this Agreement, its Loan or its Commitment to make a Loan hereunder (after taking into account such Lender's policies as to capital adequacy).  "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender.  "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

      3.3    Availability of Types of Loan.  If any Lender reasonably determines that maintenance of a Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders reasonably determine that (i) deposits of a type and maturity appropriate to match fund the Eurodollar Loan is not available or (ii) the interest rate applicable to the Eurodollar Loan does not accurately reflect the cost of making or maintaining the Eurodollar Loan, then the Agent shall suspend the availability of the Eurodollar Loan and require any affected Eurodollar Loan to be repaid or converted to Floating Rate Loan, subject to the payment of any funding indemnification amounts required by Section 3.4.

      3.4    Funding Indemnification.  If any payment of a Eurodollar Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Loan is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Loan.

      3.5    Taxes.

                      (i)        All payments by the Borrower or any other Credit Party to or for the account of any Lender or the Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes.  If the Borrower or any other Credit Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower or the other applicable Credit Party shall make such deductions, (c) the Borrower or the other applicable Credit Party shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower or the other applicable Credit Party shall furnish to the Agent the original copy of a receipt (to the extent reasonably available) evidencing payment thereof within 30 days after such payment is made.

                      (ii)        In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note ("Other Taxes").

                      (iii)        The Borrower hereby agrees to indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent or such Lender as a result of its Commitment, any Loan made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  Payments due under this indemnification shall be made within 30 days of the date the Agent or such Lender makes written demand (together with reasonable documentation supporting such reimbursement request) therefor pursuant to Section 3.6.

                      (iv)    Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a "Non-U.S. Lender") agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax.  Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Agent.  All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

                      (v)        For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

                      (vi)        Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

                      (vii)        If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including reasonable attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent).  The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

      3.6.    Lender Statements; Survival of Indemnity.  To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of a Eurodollar Loan under Section 3.3, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender.  Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Sections 3.1, 3.2, 3.4 or 3.5.  Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error.  Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not.  Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement.  The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

                           ARTICLE IV.
  CONDITIONS PRECEDENT

      4.1    Conditions Precedent to the Loan.  The Lenders shall not be required to make the Loan hereunder unless the Credit Parties have furnished to the Agent with sufficient copies for the Lenders the following documents and satisfied (or such condition has been waived) the following conditions, as applicable, in each case to Agent's reasonable satisfaction:

        (i)        Copies of the articles or certificate of incorporation of each Credit Party, together with all amendments, and a certificate of good standing (provided that such good standing certificate for iTarget.com, Inc. shall be delivered to the Agent within 30 days of the Closing Date) and, if reasonably requested by Agent, a certificate or certificates of qualification to do business as a foreign corporation, each certified by the appropriate governmental officer in its jurisdiction of incorporation or other applicable jurisdiction.

        (ii)        Copies certified by the Secretary or Assistant Secretary of the applicable Credit Party, of its by-laws and of its Board of Directors' resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which such Credit Party is a party.

        (iii)        An incumbency certificate or certificates, executed by the Secretary or Assistant Secretary of each Credit Party, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of each Credit Party authorized to sign the Loan Documents to which such Credit Party is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Credit Party.

        (iv)        A certificate, signed by the chief financial officer of the Borrower, stating that on the Borrowing Date no Default or Unmatured Default has occurred and is continuing.

        (v)        A written opinion of (i) Kirkland & Ellis, the Borrower's counsel, (ii) McAfee & Taft, special aviation counsel to the Agent, and (iii) Vedder, Price, Kaufman & Kammholz, special counsel to the Borrower and the Credit Parties, in each case addressed to the Lenders in form and substance reasonably acceptable to Agent.

        (vi)        Any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender.

        (vii)        Written money transfer instructions, in substantially the form of Exhibit B, addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

        (viii)        To the extent that the applicable insurance certificate permits identifying Agent, for the benefit of the Lenders, as a lienholder junior to the Additional DIP Lenders, the insurance certificates described in Section 5.20, together with endorsements naming Agent, on behalf of the Lenders, as an additional insured and loss payee under all insurance policies maintained with respect to the Properties of the Credit Parties forming a part of the Collateral, subject only to the interests of the Additional DIP Lenders.

        (ix)        The Credit Parties shall have paid all reasonable fees and expenses (including reasonable fees and expenses of counsel) (including the fees specified in any fee letter between Bank One, NA and any Credit Party (the "Fee Letter")) required to be paid to the Agent and the Lenders on or before the Closing Date to the extent invoices have been presented to the Credit Parties.

        (x)        The Bankruptcy Court shall have approved the entry by the Borrower and the other Credit Parties into the Additional DIP Credit Agreement pursuant to which the Additional DIP Lenders shall have committed to lend $1,200,000,000 to the Borrower and which Indebtedness thereunder shall be secured by a first priority Lien in the Additional DIP Collateral and a Lien junior to that of Agent on all Co-Branded Card Collateral securing the Obligations.  The Additional DIP Credit Agreement and all documents executed in connection with the Additional DIP shall be in form and substance reasonably satisfactory to Agent, including, without limitation, with respect to Agent's approval of the nature, availability requirements and repayment and default provisions of the Additional DIP.  Simultaneously with the funding of the Loan hereunder, (a) $400,000,000 shall be advanced under the Additional DIP and (b) an additional $100,000,000 shall be made available to the Borrower under the Additional DIP.

        (xi)        The Additional DIP Lenders and the Agent and Lenders shall have executed an intercreditor agreement in form and substance reasonably acceptable to Agent (the "Additional DIP Intercreditor Agreement").

        (xii)        The Agent shall have received evidence, pursuant to the Interim Order or otherwise satisfactory to it, that Borrower and the Credit Parties have created in favor of Agent, for the benefit of Lenders, a valid and perfected first priority Lien in the Collateral (other than (i) the Additional DIP Collateral, as to which Agent's Lien shall be junior to that of the Additional DIP Lenders and (ii) any other Collateral for which non-avoidable, valid and perfected Liens were in existence at the time of the Petition Date or perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code, as to which Agent's Lien shall be junior to such lienholders).

        (xiii)        All of the "first day orders" entered by the Bankruptcy Court at the time of the commencement of the Chapter 11 Cases, related orders and all motions and other documents to be filed with and submitted to the Bankruptcy Court in connection with this Agreement shall be reasonably satisfactory in form and substance to Agent, including, without limitation, pursuant to Section 365 of the Bankruptcy Code, the assumption (on a final and non-appealable basis) of the Co-Branded Card Agreements (including, without limitation, the Co-Branded Card Amendment) and the Co-Branded Debit Card Amendment.

        (xiv)        The Interim Order shall (a) have been entered by the Bankruptcy Court upon an application or motion of Borrower reasonably satisfactory in form and substance to Agent and on such prior notice to such parties as may be reasonably satisfactory to Agent, (b) be in full force and effect and (c) not have been reversed, stayed, modified or amended in a manner adverse to Agent in its sole discretion.

        (xv)        The Credit Parties, Bank One, Delaware, N.A. and the Agent shall have executed an agreement providing for, among other things, the ability of the Agent to apply amounts owed to UAL Loyalty Services, Inc. under the Co-Branded Card Agreements by Bank One, Delaware, N.A. to the Obligations.

        (xvi)        The Lenders shall have received (i) audited financial statements of the Credit Parties and Parent's Subsidiaries and its Affiliates on a consolidated basis for the fiscal year ended December 31, 2001, (ii) interim unaudited quarterly and monthly financial statements of the Credit Parties and Parent's Subsidiaries and Affiliates on a consolidated basis through the fiscal quarter ended September 30, 2002 and each fiscal month ending thereafter for which financial statements are available, (iii) the Credit Parties' business plan which shall include a financial forecast on a monthly basis for the fiscal period ending December 31, 2002 and on a monthly basis for the fiscal period ending December 31, 2003 and 2004 prepared by the Credit Parties and in a form reasonably acceptable to Agent (the "Financial Forecast") and (iv) a rolling 13-week cash budget for the 13-week period from the Petition Date, prepared by the Credit Parties and in a form reasonably acceptable to Agent.

        (xvii)        The Credit Parties shall have established a cash collateral account with Agent for cash deposits related to the Co-Branded Card Agreements. The Credit Parties, Bank One, Delaware, N.A. and the Agent shall have executed an agreement directing Bank One, Delaware, N.A. to make all payments under the Co-Branded Card Agreements directly to such cash collateral account.

        (xviii)        Except as set forth on Schedule 4.1 hereto, there shall exist no unstayed action, suit, investigation, litigation or proceeding (other than the Chapter 11 Cases) pending or, to the knowledge of the Credit Parties, threatened in any court or before any arbitrator or governmental instrumentality that (i) has a reasonable probability of having a Material Adverse Effect or (ii) restrains, prevents or imposes or can reasonably be expected to impose materially adverse conditions upon the transactions contemplated hereby.

        (xix)        Such other documents as any Lender or its counsel may have reasonably requested, each in form and substance reasonably satisfactory to the Borrower and its counsel and the Lenders and its counsel.

        (xx)        There exists no Default or Unmatured Default.

        (xxi)        The representations and warranties contained in Article V are true and correct in all material respects as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

        (xxii)        All legal matters incident to the making of the Loan shall be reasonably satisfactory to the Lenders and their counsel.

        (xxiii)        The final order providing for the assumption of the Co-Branded Card Agreements and the Interim Order and, if such proposed Borrowing Date is more than 30 days following the commencement of the Chapter 11 Cases, the Final Order shall be in full force and effect and satisfactory to Agent and the Requisite Lenders and shall not have been reversed, stayed, modified or amended and no appeal of any such order shall be pending.  The Co-Branded Card Agreements shall be in full force and effect and the Credit Parties shall not be in default thereunder.

        (xxiv)        Except (a) as disclosed in writing to the Agent and approved by the Requisite Lenders and (b) those events which (i) occur as a result of events leading up to and following the commencement of a case under Chapter 11 of the Bankruptcy Code and (ii) are reflected in the financial forecast delivered to Agent as required under Section 4.1 hereof, there shall have occurred no Material Adverse Effect since December 8, 2002 (other than those occurring as a result of events leading up to and following the commencement of a case under Chapter 11 of the Bankruptcy Code and as contemplated by the Financial Forecast).

        (xxv)        There shall exist no breach or default of any Credit Party in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in the Co-Branded Card Agreements or any document executed in connection therewith, and no other event shall have occurred or condition shall exist, the effect of which breach, default, event or condition is to cause, or to permit Bank One, Delaware, N.A. to suspend the payment of obligations otherwise owed under any of the Co-Branded Card Agreements or terminate any of the Co-Branded Card Agreements prior to the stated termination date.

        (xxvi)        The Borrower and each Credit Party shall have duly executed and delivered to the Agent a slot, gate and route security and pledge agreement (the "SGR Security Agreement"), in form and substance reasonably acceptable to Agent, duly executed by the Borrower and the Credit Parties as of the Closing Date and have taken such actions as may be contemplated by such agreement to perfect the Liens granted to the Agent thereunder.

        (xxvii)        The Borrower shall have duly executed and delivered to the Agent an aircraft mortgage (together with the Mortgage Supplement hereinafter described, the "Aircraft Mortgage"), and a Mortgage Supplement with respect to the Mortgaged Collateral in substantially the form annexed to the Aircraft Mortgage, and the Agent shall have received evidence that the Aircraft Mortgage and the Mortgage Supplement have been recorded with the FAA.  The parties hereto acknowledge and agree that any Lien described in this Agreement on the Mortgaged Collateral is a Lien in favor of the Agent for the ratable benefit of the Lenders.

  ARTICLE V.
  REPRESENTATIONS AND WARRANTIES

  Each of the Credit Parties jointly and severally represents and warrants to the Lenders that:

          5.1    Existence and Standing.  Each of the Borrower and the other Credit Parties (i) is duly organized and validly existing under the laws of the State of its organization and is duly qualified as a foreign organization and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect; (ii) subject to the entry by the Bankruptcy Court of the Interim Order (or the Final Order, when applicable) has the requisite corporate power and authority to effect the transactions contemplated hereby, and by the other Loan Documents to which it is a party, and (iii) subject to the entry by the Bankruptcy Court of the Interim Order (or the Final Order, when applicable) has all requisite organizational power and authority and, upon the entry of the Interim Order (or the Final Order, when applicable) the legal right to own, pledge, mortgage and operate its Properties, and to conduct its business as now or currently proposed to be conducted.

          5.2    Authorization and Validity.  Subject to the entry of the Interim Order of the Bankruptcy Court, each Credit Party has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder.  Subject to the entry of the Interim Order of the Bankruptcy Court, the execution and delivery by the Credit Parties of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate or other organizational proceedings, and the Loan Documents to which the applicable Credit Party is a party constitute legal, valid and binding obligations of such Credit Party enforceable against such Credit Party in accordance with their terms.  This Agreement and the Loan Documents have been duly executed and delivered by each of the Borrower and the Credit Parties, as applicable.

          5.3    No Conflict; Government Consent.  Upon the entry by the Bankruptcy Court of the Interim Order, neither the execution and delivery by the Credit Parties of the Loan Documents, nor the creation and perfection of the security interest in the Collateral granted hereunder, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law (including, without limitation, the Securities Exchange Act of 1934), rule, regulation (including, without limitation, Regulations T, U or X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree or award binding on the Credit Parties or any of their Subsidiaries or (ii) any Credit Party's or any of its Subsidiaries' articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, mortgage, deed of trust,  instrument or agreement entered into or affirmed postpetition to which any Credit Party or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of such Credit Party or any of its Subsidiaries pursuant to the terms of any such indenture, instrument or agreement.  Except for the entry of the Interim Order by the Bankruptcy Court, no order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the applicable Credit Party or any of its Subsidiaries, is required to be obtained by such Credit Party or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Credit Parties of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

          5.4    Financial Statements.  The Borrower has furnished the Lenders with copies of the audited consolidated financial statement and schedules of the Parent and its Subsidiaries for the fiscal year ended December 31, 2001 and the unaudited consolidated financial statements for the Parent and  its Subsidiaries for the fiscal quarter ended September 30, 2002.  Such financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis as of such dates and for such periods; such balance sheets and the notes thereto disclose all liabilities, direct or contingent, of the Parent and its Subsidiaries as of the dates thereof required to be disclosed by Agreement Accounting Principles and such financial statements were prepared in a manner consistent with Agreement Accounting Principles.  No material adverse change in the operations, business, properties, assets, prospects or condition (financial or otherwise) of the Parent and its Subsidiaries, taken as a whole, has occurred from the date set forth in the Parent's and its Subsidiaries' financial statements for the fiscal year ended December 31, 2001 and the fiscal quarter ended September 30, 2002 other than those occurring as a result of events leading up to and following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code and the commencement of the Chapter 11 Cases.

          5.5    Material Adverse Change.  Other than the filing of the Chapter 11 Cases, since December 31, 2001 there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

          5.6    Taxes.  The Parent and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Parent or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists.  The United States income tax returns of the Parent and its Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended December 31, 2001.  No tax liens have been filed and no claims are being asserted with respect to any such taxes.  The charges, accruals and reserves on the books of the Parent and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

          5.7    Litigation and Contingent Obligations.  There is no action, litigation, arbitration, governmental investigation, suit, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Parent or any of its Subsidiaries or any of their respective Properties which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Loan.  The Borrower is a wholly-owned Subsidiary of the Parent.  Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, no Credit Party has material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

          5.8    Subsidiaries.  Schedule 5.8 contains an accurate list of all Subsidiaries of each Credit Party as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by each Credit Party or other Subsidiaries.  All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.  Except for changes in ownership permitted by this Agreement, the Borrower is a direct wholly-owned Subsidiary of the Parent and the Parent owns no other Subsidiaries, whether directly or indirectly, other than the Borrower, the Credit Parties (other than the Parent) and other than as listed on Schedule 5.8 (which shall be updated, on a quarterly basis, to reflect changes in ownership permitted by this Agreement).  Other than as set forth on Schedule 5.8, (i) each of the Persons listed on Schedule 5.8 is a wholly-owned, direct or indirect Subsidiary of the Borrower, and (ii) the Borrower owns no other Subsidiaries, whether directly or indirectly.

          5.9    Intentionally Deleted.

          5.10  Statements Made.  The information that has been delivered in writing by the Borrower or any of the Credit Parties to the Lenders or to the Bankruptcy Court in connection with any Loan Document, and any financial statement delivered pursuant hereto or thereto (other than to the extent that any such statements constitute projections), taken as a whole and in light of the circumstances in which made, contains no untrue statement of a material fact and does not omit to state a material fact necessary to make such statements not misleading; and, to the extent that any such information constitutes projections, such projections were prepared in good faith on the basis of assumptions, methods, data, tests and information believed by the Borrower or such Credit Party to be reasonable at the time such projections were furnished (it being understood that projections by their nature are inherently uncertain, that no assurances can be given that projections will be realized and that actual results may in fact differ materially from any projections provided to the Lenders).

          5.11    Regulation U.  Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Parent and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.  The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

          5.12    Material Agreements.  No Credit Party nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

          5.13    Compliance With Laws.  (a) Except for matters which could not reasonably be expected to have a Material Adverse Effect, (i) the operations of the Borrower and the Credit Parties comply in all material respects with all applicable aviation, transportation, environmental, health and safety statutes and regulations, including, without limitation, regulations promulgated under the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.) and foreign aviation laws and regulations; (ii) to the Borrower's and each of the Credit Parties' knowledge, none of the operations of the Borrower or the Credit Parties is the subject of any Federal or state investigation evaluating whether any remedial action involving a material expenditure by the Borrower or any Credit Party is needed to respond to a release of any Hazardous Waste or Hazardous Substance (as such terms are defined in any applicable state or Federal environmental law or regulations) into the environment; and (iii) to the Borrower's and each of the Credit Party's knowledge, the Borrower and the Credit Parties do not have any material contingent liability in connection with any release of any Hazardous Waste or Hazardous Substance into the environment.

                      (b) Neither the Borrower nor any Credit Party is, to the best of its knowledge, in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority or Foreign Aviation Authorities the violation of which, or a default with respect to which, would have a Material Adverse Effect.

          5.14    Ownership of Collateral.  Except as set forth on Schedule 5.14, on the date of this Agreement, each Credit Party and its Subsidiaries will have good title, free of all Liens of any nature whatsoever other than those permitted by Section 6.26, to all of the Collateral and assets reflected in Parent's most recent consolidated financial statements provided to the Agent as owned by the Parent and its Subsidiaries.  The Interim Order and the Final Order will grant to Agent for its benefit and the benefit of the Lenders, a legal, valid and binding first priority Lien on the Co-Branded Card Collateral and a legal, valid and binding junior priority Lien on the Additional DIP Collateral (directly behind the Additional DIP Lenders' Lien and as permitted under Section 6.26 hereof).  Neither the Borrower nor the Credit Parties are parties to any contract, agreement, lease or instrument the performance of which, either unconditionally or upon the happening of an event, will result in or require the creation of a Lien on any assets of the Borrower or any Credit Party or otherwise result in a violation of this Agreement other than (x) the Liens granted to the Agent and the Lenders as provided for in this Agreement, (y) Liens granted to the Additional DIP Lenders and (z) Liens on aircraft parts to the extent that the terms of any mortgage or security agreement in effect on the Petition Date extends any Lien on an airframe or engine to include  parts which are subsequently installed on such airframe or engine (to the extent permitted by law).

          5.15    Intentionally Deleted.

          5.16    Environmental Matters.  In the ordinary course of its business, the officers of the Credit Parties consider the effect of Environmental Laws on the business of the Parent and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Parent and its Subsidiaries due to Environmental Laws.  On the basis of this consideration, the Borrower has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect.  Neither the Parent nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

          5.17    Investment Company Act.  No Credit Party nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.  Neither the making of any Loan, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

          5.18    Public Utility Holding Company Act.  No Credit Party nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          5.19    Intentionally Deleted.

          5.20    Insurance.  All policies of insurance of any kind or nature owned by or issued to the Borrower and the Credit Parties, including, without limitation, policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers' compensation, employee health and welfare, title, property and liability insurance, are in full force and effect and are of a nature and provide such coverage, including, without limitation, war risk and terrorism liability insurance, that is in an amount that is no less than the greater of (i) the maximum amount available to the Borrower and the Credit Parties from the DOT under the Federal Aviation Insurance Program, as amended by the Air Transportation Safety and Stabilization Act and further amended by the Homeland Security Act of 2002 and the maximum (to the extent requested by the Agents) amount available under programs established pursuant to the Terrorism Risk Insurance Act of 2002 and (ii) such amount as is customarily carried by major United States air carriers in the United States domestic airline industry; and the Borrower and the Credit Parties maintain other insurance that is sufficient and in such amounts as is customary in the United States domestic airline industry for major United States air carriers.

          5.21    Reorganization Matters.

          (a)        The Chapter 11 Cases were commenced on the Petition Date in accordance with applicable law and proper notice thereof and the proper notice for the hearing for the approval of the Interim Order and the Final Order has been given.

          (b)        After the entry of the Interim Order, and pursuant to and to the extent permitted in the Interim Order and the Final Order, the Obligations will constitute allowed administrative expense claims in the Chapter 11 Cases having priority over all administrative expense claims and unsecured claims against the Borrower now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expense claims of the kind specified in Sections 105, 326, 328, 330, 331, 503(b), 504(a), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provision of the Bankruptcy Code, as provided under Section 364(c)(1) of the Bankruptcy Code, subject, as to priority only to the Carve Out Reserve and provided that all such claims shall be pari passu with all allowed administrative expense claims under the Additional DIP.

          (c)        After the entry of the Interim Order and pursuant to and to the extent provided in the Interim Order and the Final Order, the Obligations will be secured by a valid and perfected first priority Lien on all of the Collateral, subject, as to priority, only to Liens in favor of the Additional DIP Lenders on the Additional DIP Collateral and the Liens permitted pursuant to Section 6.26(i).

          (d)        The Interim Order (with respect to the period prior to the Final Order Date) or the Final Order (with respect to the period on and after the Final Order Date), as the case may be, is in full force and effect and has not been reversed, stayed, modified or amended.

          (e)        Notwithstanding the provisions of Section 362 of the Bankruptcy Code, upon the maturity (whether by acceleration or otherwise) of any of the Obligations, Agent and Lenders shall be entitled to immediate payment of such Obligations and to enforce the remedies provided for hereunder, without further application to or order by the Bankruptcy Court.

          5.22    Air Carrier Status.  (a) The Borrower is an "air carrier" within the meaning of Section 40102 of Title 49 and holds a certificate under Section 41102 of Title 49.  The Borrower holds an air carrier operating certificate issued pursuant to Chapter 447 of Title 49.  The Borrower and the Parent are each a "citizen of the United States" as defined in Section 40102(a)(15) of Title 49 and as that statutory provision has been interpreted by the DOT pursuant to its policies (a "United States Citizen").  The Borrower possesses all necessary certificates, franchises, licenses, permits, rights, designations, authorizations, exemptions, concessions and consents which are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted.

          (b) No Credit Party (other than the Borrower) is (or will become) an "air carrier" within the meaning of Section 40102(a)(2) of Title 49, and no Credit Party (other than the Borrower) holds (or will hold) a certificate under Section 41102(a)(1) of Title 49.

          5.23    Slot Utilization.  The Borrower is utilizing the Slots in a manner consistent with applicable regulations and contracts in order to preserve both its right to hold and operate the Slots, taking into account any waivers or other relief granted to the Borrower by the FAA.  The Borrower has not received any notice from the FAA, and is not aware of any other event or circumstance, that would be reasonably likely to impair its right to hold and operate the Slots in any material respect.

          5.24    Primary Foreign Slot Utilization.  The Borrower is utilizing the Primary Foreign Slots in a manner consistent with applicable regulations, foreign laws, and contracts in order to preserve both its right to hold and operate the Primary Foreign Slots.  The Borrower has not received any notice from any applicable Foreign Aviation Authorities, nor is the Borrower aware of any other event or circumstance, that would be reasonably likely to impair its right to hold and operate any Primary Foreign Slots in any material respect.

          5.25    Primary Route Utilization.  The Borrower holds the requisite authority to operate over each of the Primary Routes pursuant to Title 49, all rules and regulations promulgated thereunder, applicable foreign law, and the applicable rules and regulations of the FAA, the DOT and any applicable Foreign Aviation Authorities, and has, at all times after being awarded each such Primary Route, complied in all material respects with all of the terms, conditions and limitations of each such certificate or order issued by the DOT and the applicable Foreign Aviation Authorities regarding such Primary Route and with all applicable provisions of Title 49 or applicable foreign law.  There exists no violation of such terms, conditions or limitations that gives the FAA, DOT or any applicable Foreign Aviation Authorities the right to terminate, cancel, withdraw or modify in any material adverse respect the rights of the Borrower in any such Primary Route.

          5.26    Non-Primary Route Utilization.  The Borrower holds the requisite authority to operate over each of the Non-Primary Routes pursuant to Title 49, all rules and regulations promulgated thereunder, and the applicable rules and regulations of the DOT and FAA.  To the best of the Borrower's knowledge, there exists no violation of such terms, conditions or limitations that gives the FAA, DOT or any applicable Foreign Aviation Authorities the right to terminate, cancel, withdraw or modify in any material adverse respect the rights of the Borrower in any such Non-Primary Route over which the Borrower currently operates.

          5.27    Ownership Interest in Slots, Routes and Gates.  No Credit Party has (or will have) any right, title or interest in any of the Slots, Foreign Slots, Routes, Supporting Route Facilities  or Gate Leasesholds.

  ARTICLE VI.
  COVENANTS

                  During the term of this Agreement and until the Aggregate Commitment has been terminated and all Obligations have been repaid in full in cash (other than contingent indemnification obligations in respect of which no claims giving rise thereto have been asserted) unless the Required Lenders shall otherwise consent in writing:

          6.1    Financial Reporting.  The Parent will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

          (a) within 90 days after the end of each fiscal year, the Parent's consolidated balance sheet and related statement of income and cash flows, showing the financial condition of the Borrower, the Parent and its Subsidiaries on a consolidated basis as of the close of such fiscal year and the results of their respective operations during such year, the consolidated statement of the Parent to be audited for the Parent by Deloitte and Touche LP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect other than with respect to the Chapter 11 Cases or a going concern qualification) and to be certified by an Authorized Officer of the Parent to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower, the Parent and its Subsidiaries on a consolidated basis in accordance with Agreement Accounting Principles.  Such delivery shall be accompanied by any management letter prepared by such accountants;

          (b) within 45 days after the end of each of the first three fiscal quarters, the Parent's consolidated balance sheets and related statements of income and cash flows, showing the financial condition of the Borrower, the Parent and its Subsidiaries on a consolidated basis as of the close of such fiscal quarter and the results of their operations during such fiscal quarter and the then elapsed portion of the fiscal year, each certified by an Authorized Officer as fairly presenting in all material respects the financial condition and results of operations of the Borrower, the Parent and its Subsidiaries on a consolidated basis in accordance with Agreement Accounting Principles, subject to normal year-end audit adjustments and the absence of footnotes;

          (c) (i) concurrently with any delivery of financial statements under (a) and (b) above, a certificate of an Authorized Officer (A) certifying that no Default or Unmatured Default, or, if such a Default or Unmatured Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (B) setting forth computations in reasonable detail satisfactory to the Agent demonstrating compliance with the provisions of Sections 6.22, 6.24, 6.25 and 6.35 and (ii) concurrently with any delivery of financial statements under (a) above, a certificate (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations) of the accountants auditing the consolidated financial statements delivered under (a) above certifying that, in the course of the regular audit of the business of the Borrower, the Parent and its Subsidiaries, such accountants have obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accountants, a Default has occurred and is continuing, specifying the nature thereof and all relevant facts with respect thereto;

          (d) as soon as available, but no more than 30 days after the end of each fiscal month (i) the consolidated and unaudited monthly cash flow reports, consolidated balance sheets and related statements of income of the Borrower and its Subsidiaries on a consolidated basis and as of the close of such fiscal month and the results of their operations during such month and the then elapsed portion of the fiscal quarter, (ii) an updated 13-week rolling cash flow projection together with a weekly reconciliation of such cash flows to actual weekly results, and (iii) a monthly report detailing professional fees and expenses that have been billed and paid or billed but unpaid to date, the accumulated "hold-back" of professional fees and expenses to date, material adverse events or changes (if any) to the financial condition, operations, business, properties, assets or prospects of the Borrower and the Credit Parties taken as a whole and material litigation (if any), each certified by an Authorized Officer of the Parent as fairly presenting in all material respects the financial condition and results of operations of the Borrower, the Parent and its Subsidiaries on a consolidated basis in accordance with Agreement Accounting Principles, subject to normal year-end audit adjustments and the absence of footnotes;

          (e) as soon as possible, and in any event within 30 days of the Closing Date, a consolidated proforma balance sheet of the Parent's and its Subsidiaries' financial condition as of the Petition Date;

          (f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by it with the Securities and Exchange Commission, or any governmental authority succeeding to any of or all the functions of said commission, or with any national securities exchange, as the case may be;

          (g) as soon as available and in any event (A) within 30 days after the Borrower or any of its ERISA Affiliates knows or has reason to know that any Termination Event described in clause (i) of the definition of Termination Event with respect to any Single Employer Plan of the Borrower or such ERISA Affiliate has occurred and (B) within 10 Business Days after the Borrower or any of its ERISA Affiliates knows or has reason to know that any other Termination Event with respect to any such Plan has occurred, a statement of an Authorized Officer of the Borrower describing the full details of such Termination Event and the action, if any, which the Borrower or such ERISA Affiliate is required or proposes to take with respect thereto, together with any notices required or proposed to be given to or filed with or by the Borrower, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto;

          (h) promptly and in any event within 10 Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates from the PBGC copies of each notice received by the Borrower or any such ERISA Affiliate of the PBGC's intention to terminate any Single Employer Plan of the Borrower or such ERISA Affiliate or to have a trustee appointed to administer any such Plan;

          (i) if requested by Agent promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Single Employer Plan of the Borrower or any of its ERISA Affiliates;

          (j) within 10 Business Days after notice is given or required to be given to the PBGC under Section 302(f)(4)(A) of ERISA of the failure of the Borrower or any of its ERISA Affiliates to make timely payments to a Plan, a copy of any such notice filed and a statement of an Authorized Officer of the Borrower setting forth (A) sufficient information necessary to determine the amount of the lien under Section 302(f)(3) of ERISA, (B) the reason for the failure to make the required payments and (C) the action, if any, which the Borrower or any of its ERISA Affiliates proposed to take with respect thereto;

          (k) promptly and in any event within 10 Business Days after receipt thereof by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability by a Multiemployer Plan, (B) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, (C) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA, or (D) the amount of liability incurred, or which may be incurred, by the Borrower or any ERISA Affiliate in connection with any event described in clause (A), (B) or (C) above;

          (l) promptly, from time to time, such other information regarding the operations, business affairs and condition (financial and otherwise) and Collateral of the Borrower or any Credit Party, or compliance with the terms of any material loan or financing agreement as the Agent, at the request of any Lender, may reasonably request;

          (m) furnish to the Lenders and their counsel promptly after the same is available, copies of all pleadings, motions, applications, judicial information, financial information and other documents filed by or on behalf of the Borrower or any of the Credit Parties with the Bankruptcy Court in the Chapter 11 Cases, or distributed by or on behalf of the Borrower or any of the Credit Parties to any official committee appointed in the Chapter 11 Cases;

          (n) on the fifth Business Day following the end of each seven-day reporting period (or, with respect to the final report to be delivered in any two-month period, following the end of such two-month period), a slot utilization report conforming to the Slot Reporting Guidelines for the most recently completed reporting period, showing, for each airport and time allotment set forth in Schedule 6.1(n) as amended from time to time, the percentage utilization for the Slots for such airport during such time allotment for the cumulative period ending on the last day of such reporting period, certified by an Authorized Officer of the Borrower and stating that the Borrower is conducting its operations and monitoring Slot usage in a manner such that the Borrower should be able to meet the Use or Lose Rule for such Slots with respect to the applicable two-month FAA reporting period;

          (o) as soon as available, but in any event within 30 days prior to the beginning of each fiscal year of the Borrower, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Parent and its Subsidiaries for the immediately succeeding fiscal year;

          (p) no later than 12:00 noon (Chicago time) on Friday of each week, a variance report identifying the variance to actual thirteen (13) week cash flow projections of each Credit Party and their Subsidiaries for the immediately succeeding thirteen (13) week period, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

          (q) as soon as possible and in any event within 10 days after receipt by any Credit Party, a copy of (a) any notice or claim to the effect that such Credit Party or any of its Subsidiaries is or may be liable to any Person as a result of the release by such Credit Party, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by any Credit Party or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect;

          (r) promptly upon becoming aware thereof, notice of (a) any dispute, litigation, investigation or proceeding which may exist at any time between any Credit Party or any of its Subsidiaries and any other Person which could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, or (b) the commencement of or any material development in, any litigation or proceeding affecting any Credit Party in which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document; and

          (s) simultaneously with the furnishing thereof to the Additional DIP Lenders, all reports, documents, certificates and other information required to be furnished to the Additional DIP Lenders pursuant to the Additional DIP Credit Agreement.

          6.2    Use of Proceeds.  The Borrower will, and will cause each Subsidiary to, use the proceeds of the Loan for general working capital and other corporate purposes.  The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Loan to purchase or carry any "margin stock" (as defined in Regulation U).  Such proceeds may not be used in connection with the investigation (including discovery proceedings), initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the Lenders or the Agent in their capacities as such.

          6.3    Notice of Default.  Each Credit Party will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

          6.4    Conduct of Business; Corporate Existence.

          (a) Each Credit Party will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

          (b) Each Credit Party will, and will cause each Subsidiary to preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except if such failure to preserve the same could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          6.5    Obligations and Taxes.  The Parent will, and will cause each Subsidiary to pay all of its respective material obligations arising after the Petition Date promptly and in accordance with their terms and timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

          6.6    Insurance.  (a) In addition to the requirements of Section 6.6(b), the Borrower and each Credit Party shall (i) keep its insurable properties insured at all times, against such risks, including fire and other risks insured against by extended coverage, as is customary with companies of the same or similar size in the same or similar businesses (including, without limitation, casualty insurance or reinsurance on its aircraft at the appraised value) and which is reasonably satisfactory to the Agent; and maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any Property (including aircraft) owned, occupied or controlled by the Borrower or any Credit Party, as the case may be, in such amounts (giving effect to self-insurance) and with such deductibles as are required pursuant to Section 5.20; and (ii) maintain such other insurance or self insurance as may be required by law.

          (b) The Borrower and each Credit Party shall maintain in full force and effect war risk and terrorism insurance on all its property in an amount that is no less than (x) through June 30, 2003 (unless the Federal Aviation Insurance Program, as amended through the date hereof, is extended to December 31, 2003, in which case, December 31, 2003), the maximum amount available to the Borrower and the Credit Parties from the DOT under the Federal Aviation Insurance Program, as amended by the Air Transportation Stabilization Act and Regulations and further amended by the Homeland Security Act of 2002 and (y) thereafter, such amount as is then customary for major United States air carriers in the United States domestic airline industry.

          (c) The Borrower and each Credit Party shall maintain business interruption insurance in amounts that are reasonably satisfactory to the Agent and customary in the airline industry for major United States carriers with foreign operations.

          (d) The Borrower and each Credit Party shall promptly deliver to the Agent copies of any notices received from its insurers with respect to insurance programs required by the Terrorism Risk Insurance Act of 2002 and, if so requested by the Agent, procure and maintain in force the insurance that is offered in such programs.

          6.7    Compliance with Laws.  The Credit Parties will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws and all Federal Aviation Administration regulations.

          6.8    Maintenance of Properties.  The Credit Parties will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep their Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that their business carried on in connection therewith may be properly conducted at all times.

          6.9    Inspection.  The Credit Parties will, and will cause each Subsidiary to, permit the Agent and the Lenders, by their respective representatives, agents and advisors, to inspect any of the Property (including, without limitation, conducting appraisals and examinations of and monitoring the Collateral held by the Agent; provided that, Agent's appraisals of Additional DIP Collateral shall be at Agent's expense unless and until either (a) a Default exists or (b) the Additional DIP Credit Agreement has been paid in full and terminated), books and financial records and any appraisals of the Credit Parties and each Subsidiary, to examine and make copies and abstracts of the books of accounts and other financial records of the Credit Parties and each Subsidiary, and to discuss the affairs, finances and accounts of the Credit Parties and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Agent or any Lender may designate.  All such reasonable inspections shall be at the expense of the Borrower.  The Credit Parties will maintain complete and accurate books and records (in accordance with Agreement Accounting Principles) with respect to the financial operations of the Credit Parties and the Collateral, and furnish to the Agent, with sufficient copies for each of the Lenders, such reports relating to the Collateral as the Agent shall from time to time request.

          6.10    FAA and DOT Matters; Citizenship.  In the case of the Borrower, the Borrower shall (a) maintain at all times its status at the DOT as an "air carrier" within the meaning of Section 40102(a)(2) of Title 49, and hold a certificate under Section 41102(a)(1) of Title 49; (b) at all times hereunder be a United States Citizen; (c) maintain at all times its status at the FAA as an air carrier and hold an air carrier operating certificate and other operating authorizations issued by the FAA pursuant to 14 C.F.R. Sections 119 and 121 as currently in effect or as may be amended or recodified from time to time; and (d) possess and maintain all necessary certificates, exemptions, franchises, licenses, permits, designations, rights, concessions, authorizations and consents which are material to the operation of the Slots, the Primary Routes and Primary Foreign Slots flown by it and the conduct of its business and operations as currently conducted except in any case described in this clause (d), where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

          6.11    Gate Utilization.  The Borrower and each Credit Party shall utilize all of its Gate Leaseholds in a manner sufficient to comply in all material respects with applicable lease provisions governing such airport gate leaseholds.

          6.12    Compliance With Terms of Leaseholds.  The Borrower and each Credit Party shall (i) make all Postpetition payments and otherwise perform all obligations in respect of all leases of real property (including, without limitation, arrangements with respect to Gate Leaseholds to which the Borrower or any Credit Party may be party), to the extent necessary to keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, and (ii) notify the Agent of any default by any party with respect to such leases and cooperate with the Agent in all respects to cure any such default, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

          6.13    Slot Utilization.  The Borrower shall:

                      (i)        utilize the Slots in a manner consistent in all material respects with applicable regulations and contracts in order to preserve its right to hold and operate the Slots, taking into account any waivers or other relief granted to the Borrower by the FAA.

                      (ii)        cause to be done all things reasonably necessary to preserve and keep in full force and effect its rights in and use of its Slots, including, without limitation, satisfying the Use or Lose Rule.  Without in any way limiting the foregoing, the Borrower shall promptly take all such steps as may be reasonably necessary now or in the future to maintain, renew and obtain the rights, licenses, authorizations or certifications as are necessary to the continued and future holding and use by the Borrower of its Slots.

          6.14    Primary Foreign Slot Utilization.  The Borrower shall:

                      (i)        utilize the Primary Foreign Slots in a manner consistent in all material respects with applicable regulations and contracts in order to preserve its right to hold and  operate the Primary Foreign Slots, taking into account any waivers or other relief granted to the Borrower by any applicable Foreign Aviation Authorities.

                      (ii)         cause to be done all things reasonably necessary to preserve and keep in full force and effect its rights in and use of its Primary Foreign Slots.  Without in any way limiting the foregoing, the Borrower shall promptly take all such steps as may be reasonably necessary now or in the future to maintain, renew and obtain the rights, licenses, authorizations or certifications as are necessary to the continued and future holding and operation by the Borrower of its Primary Foreign Slots.

          6.15    Primary Route Utilization; Route Reporting.  The Borrower and each Credit Party shall:

                      (i)        utilize the Primary Routes in a manner consistent in all material respects with Title 49, rules and regulations promulgated thereunder, and applicable foreign law, and the applicable rules and regulations of the FAA, DOT and any applicable Foreign Aviation Authorities, including, without limitation, any operating authorizations, certificates, bilateral authorizations and bilateral agreements with any applicable Foreign Aviation Authorities and contracts with respect to such Primary Routes, in order to preserve its rights to hold and operate the Primary Routes and utilize the Supporting Route Facilities for the Primary Routes.

                      (ii)        cause to be done all things reasonably necessary to preserve and keep in full force and effect its material rights in and to use its Primary Routes, except as to its authority for seven weekly services on a Fifth-Freedom basis between Hong Kong and Japan pursuant to Notice of Action Taken issued by DOT Docket OST-02 13760, dated November 22, 2002.  Without in any way limiting the foregoing, the Borrower shall promptly take (i) all such steps as may be reasonably necessary to obtain renewal of each such Primary Route authority from the DOT and any applicable Foreign Aviation Authorities, within a reasonable time prior to the expiration of such authority (as prescribed by law ore regulation, if any), and notify the Agent of the status of such renewal and (ii) all such other steps as may be necessary to maintain, renew and obtain any and all Supporting Route Facilities for the Primary Routes as needed for the continued and future operations of the Borrower over the Primary Routes which are now allocated or possessed, or as may hereafter be allocated or acquired.  The Borrower shall further take all actions reasonably necessary or, in the reasonable judgment of Agent or the agent for the Additional DIP Lenders, advisable in order to maintain its material rights to use its Primary Routes (including, without limitation, protecting the Primary Routes from dormancy or withdrawal by the DOT) and Supporting Route Facilities for the Primary Routes.  The Borrower and any applicable Credit Party shall pay any applicable filing fees and other expenses related to the submission of applications, renewal requests, and other filings as may be reasonably necessary to maintain or obtain such entity's rights in the Primary Routes and Supporting Route Facilities for the Primary Routes.

                      (iii)        promptly upon receipt thereof, deliver to the Agent copies of (i) each certificate or order issued by the DOT and the applicable Foreign Aviation Authorities with respect to Primary Routes and Supporting Route Facilities for the Primary Routes, (ii) all filings made by the Borrower with any Governmental Authority or any Foreign Aviation Authorities related to preserving and maintaining the Primary Routes and Supporting Route Facilities for the Primary Routes and (iii) any notices received from any Person notifying the Borrower or any applicable Credit Party of an event which could have a potential adverse effect upon the Primary Routes and Supporting Route Facilities for the Primary Routes, or the failure to preserve such Primary Routes and Supporting Route Facilities for the Primary Routes as required pursuant to this Section 6.15.

          6.16    Business Plan.  The Borrower and each Credit Party shall make its senior officers available to discuss the Borrower's business plan (a copy of which has heretofore been delivered to the Agent referred to in Section 4.1(xvi)) with the Agent upon the Agent's reasonable request.

          6.17    ATSB Application.  The Borrower and each Credit Party shall use all reasonable efforts to modify its previously filed Application with the ATSB, and comply in all material respects with any reasonable request from the ATSB for information in connection with such Application, to obtain a guarantee of any exit financing which may be required in connection with a Plan of Reorganization.

          6.18    Operational Matters.  The Borrower and each Credit Party shall:

          (a) provide the Agent with ten (10) days prior written notice of its intent to store any Aircraft, Engine or Spare Engine (each as defined in the Aircraft Mortgage) and obtain the written consent of the Agent to (i) the identity of, and servicing obligations of, any third party with which such Aircraft, Engine or Spare Engine may be stored from time to time and (ii) the location at which such Aircraft, Engine or Spare Engine will be stored (it being understood that all such storage locations shall be reasonably satisfactory to the Agent).

          (b) promptly notify the Agent of any reduction in work force or reallocation of the work force with primary responsibility for preparing and maintaining maintenance records for the Borrower and the Credit Parties.

          (c) provide to the Agent, no later than the last Business Day after the end of each month, the information described in Schedule 6.18(c) in a format reasonably satisfactory to the Agent.

          6.19    Additional Collateral.   The Borrower and each Credit Party shall:

          (a) upon any additional aircraft, engines, spare engines or spare parts becoming free and clear of liens, deliver to the Agent an Aircraft Mortgage and Mortgage Supplement with respect to such aircraft, engines, spare engines or spare parts.

          (b) upon ten (10) days' notice from Agent, supplement Schedule 1.1(a) and (b) to include any other Foreign Slots or Routes of the Borrower as the Agent may reasonably require to be added to such Schedule as a Primary Foreign Slot or Primary Route, as the case may be.

          6.20    Post Closing.  The Borrower and each Credit Party shall:

          (a) cause to be delivered to the Agent, within 45 days of the Closing Date, a favorable opinion of McAfee & Taft, special counsel to the Agent, with regard to, among other things, Liens on such aircraft, engines, spare parts and spare engines on which the Agent, for the benefit of the Lenders, is entitled to have a second priority Lien, in form and substance reasonably satisfactory to the Agent.

          (b) deliver to the Agent, within 60 days of the Closing Date, a complete list of the Routes, Supporting Route Facilities and Foreign Slots.

          6.21    Dividends; Capital Stock.  No Credit Party will, nor will any Credit Party permit any Subsidiary to, declare or pay, directly or indirectly, any dividends or make any other distribution or payment, whether in cash, property, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any shares of capital stock (or any options, warrants, rights or other equity securities or agreements relating to any capital stock), or set apart any sum for the aforesaid purposes, provided, that (i) any Credit Party other than the Parent may pay dividends to the Borrower or another Credit Party and (ii) the Borrower and any Credit Party (other than the Parent) may pay dividends or make other distributions or payments to the Parent for corporate expenses, including, without limitation, taxes and salaries.

          6.22    Indebtedness.  No Credit Party will, nor will any Credit Party permit any Subsidiary to contract, create, incur,  assume or suffer to exist any Indebtedness, except for (i) Indebtedness under the Loan Documents; (ii) Indebtedness incurred prior to the Petition Date (including existing Capitalized Leases as set forth on Schedule 6.22); (iii) intercompany Indebtedness between the Borrower and the Credit Parties, provided that (a) all such Indebtedness owing by the Credit Parties or any Subsidiary shall be subordinated to the indefeasible payment in full of the Obligations on terms and in form and substance satisfactory to Agent and (b) at the request of Agent, such Indebtedness shall be evidenced by promissory notes payable to the applicable Credit Party, in form and substance satisfactory to Agent, which promissory notes shall be pledged to Agent as part of the Collateral, (iv) Indebtedness owed to the Additional DIP Lenders under the Additional DIP in an aggregate principal amount not to exceed $1,200,000,000; (v) Indebtedness incurred subsequent to the Petition Date secured by purchase money Liens or Capitalized Leases in an aggregate amount not to exceed the amounts permitted under Section 6.35(a); (vi) Indebtedness owed to any Lender (or any of its banking Affiliates) or any other Person in respect of fuel hedges and other derivatives contracts, in each case to the extent that such agreement or contract is permitted by order of the Bankruptcy Court and entered into in the ordinary course of business consistent with past practices; (vii) Indebtedness owed to any Lender, any Additional DIP Lender or any of their respective banking Affiliates in respect of (A) currency swap agreements, currency future or option contracts and other similar agreements designed to hedge against fluctuations in foreign interest rates and currency values, and (B) interest rate swap, cap or collar agreements and interest rate future or option contracts, in each case to the extent that such agreement or contract is permitted by order of the Bankruptcy Court and entered into in the ordinary course of business consistent with past practices; (viii) Indebtedness owed to any Lender, any Additional DIP Lender or any of their banking Affiliates in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing house transfers of funds; (ix) refinancings and replacements of Indebtedness secured directly or indirectly by "equipment" described in Section 1110(a)(3) of the Bankruptcy Code (as in effect on the Petition Date hereof and permitted by Section 6.22(ii)), provided that (A) the principal amount of such existing Indebtedness shall not be increased above the principal amount thereof outstanding immediately prior to such refinancing or replacement, (B) the maturity of such existing Indebtedness shall not be shortened as a result of such refinancing or replacement, (C) the weighted average life to maturity of such existing Indebtedness shall not be reduced as a result of such refinancing or replacement, and (D) the direct and contingent obligors therefore shall not be changed, as a result of or connection with such refinancing or replacement; (x) guarantees permitted under Section 6.29; (xi) Indebtedness of any of the Borrower and the Credit Parties consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business and consistent with past practices of the Borrower and the Credit Parties; (xii) Indebtedness of any of the Borrower and the Credit Parties arising in the ordinary course of business and consistent with the past practices of the relevant party and owing to Citibank, N.A. and its banking Affiliates providing netting services with respect to intercompany Indebtedness permitted to be incurred and outstanding pursuant to this Agreement so long as such Indebtedness does not remain outstanding for more than three days from the date of its incurrence; (xiii) Indebtedness of any of the Borrower and the Credit Parties to credit card processors in connection with credit card processing services incurred in ordinary course of business and consistent with past practices of the Borrower and the Credit Parties; and (xiv) other Indebtedness incurred subsequent to the Petition Date in an aggregate amount not to exceed $10,000,000.

          6.23    Merger.  The Credit Parties will not, nor will they permit any Subsidiary to, merge or consolidate with or into any other Person, except that any Guarantor may merge with any other Guarantor or the Borrower.

          6.24    Dispositions of Assets.  The Credit Parties will not, nor will they permit any Subsidiary to, sell or otherwise dispose of any assets (including, without limitation, the capital stock of any Subsidiary), or permit any of their Subsidiaries that are not Credit Parties so to do, except for: (i) sales or dispositions of assets (not including (A) aircraft, engines, spare engines or spare parts or (B) Slots, Foreign Slots, Routes, Supporting Route Facilities or Gate Leaseholds, the disposition of which assets referred to in this clause (B) shall be in accordance with clause (xi) of this Section) in the ordinary course of business; (ii) sales or dispositions of surplus, obsolete, negligible or uneconomical assets (including, without limitation, aircraft, engines, spare engines and spare parts, but excluding Slots, Foreign Slots, Routes, Supporting Route Facilities  and Gate Leaseholds) no longer used in the business of the Borrower and the Credit Parties; provided, that (1) 100% of the Net Proceeds  (as defined in the Additional DIP Credit Agreement) of any such sale or other disposition of aircraft included within the Borrowing Base (as defined in the Additional DIP Credit Agreement) at the time of such sale or other disposition shall be applied as a mandatory prepayment and permanent reduction of the Additional DIP pursuant to Section 2.13(b) of the Additional DIP Credit Agreement and (2) 100% of the cumulative Net Proceeds (as defined in the Additional DIP Credit Agreement) of such sales or other dispositions of property or assets (other than aircraft included within the Borrowing Base (as defined in the Additional DIP Credit Agreement)) in an aggregate amount in excess of (aa) $200,000,000 in respect of such sales or other dispositions made during the period from the Closing Date through December 31, 2003 and (bb) $300,000,000 in respect of such sales or other dispositions made during the term of this Agreement, shall be applied as a mandatory prepayment and permanent reduction of the Additional DIP pursuant to Section 2.13(b) of the Additional DIP Credit Agreement; (iii) sales or dispositions of assets among the Borrower and the Credit Parties; (iv) sales or dispositions of assets set forth on Schedule 6.24 hereto; (v) sales or dispositions in arm's length transactions, at fair market value and for cash in an aggregate amount not to exceed $5,000,000; provided, that 100% of the aggregate Net Proceeds (as defined in the Additional DIP Credit Agreement) of such sales or dispositions shall be applied as a mandatory prepayment and permanent reduction of the Additional DIP pursuant to Section 2.13(b) of the Additional DIP Credit Agreement, providedfurtherthat such prepayment and permanent reduction shall be made each time the cumulative Net Proceeds of such sales or other dispositions not theretofore so applied is equal to $1,000,000; (vi) abandonment and licensing (or sublicensing) of intellectual property Collateral provided, that such abandonment and licensing (or sublicensing) is (A) consistent with past practices and (B) with respect to intellectual property that is not material to the business of the Borrower and the Credit Parties; (vii) dispositions of assets located outside of the United States in an amount not to exceed $2,000,000; (viii) termination or rejection of any lease or the return, surrender or abandonment of any property subject thereto; (ix) the sale or discount of accounts receivable to a collection agency in connection with collections of delinquent receivables; (x) sales and dispositions of equipment, to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such sale or disposition are promptly applied to the purchase price of such replacement property, provided, that any sale or disposition of Mortgaged Collateral shall only be in accordance with terms of the Aircraft Mortgage; (xi) dispositions permitted by any of the Loan Documents; (xii) sales, exchanges and swaps of engines and spare parts in the ordinary course of business and consistent with past practice and to the extent permitted by the Loan Documents; and (xiii) sales and dispositions of Section 1110 Assets.

          6.25    Investments.  The Credit Parties will not, nor will they permit any Subsidiary to, purchase, hold or acquire any capital stock, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment in, any other Person (all of the foregoing, "Investments") except:  (i) ownership by the Parent of the capital stock of the Borrower or any Credit Party, as listed on Schedule 5.8, (ii) ownership by the Borrower and the Guarantors of the capital stock of each of the Subsidiaries listed on Schedule 5.8; (iii)Permitted Investments; (iv) advances and loans among the Borrower and the Credit Parties in the ordinary course of business; (v) Investments in the Escrow Accounts and other trust accounts;(vi) Investments existing on the Petition Date and described on Schedule 5.8 hereto; (vii) Investments in connection with (A) currency swap agreements, currency future or option contracts and other similar agreements designed to hedge against fluctuations in foreign interest rates and currency values, (B) interest rate swap, cap or collar agreements and interest rate future or option contracts, and (C) fuel hedges and other derivatives contracts, in each case to the extent that such agreement or contract is permitted by order of the Bankruptcy Court and by Section 6.22 and entered into in the ordinary course of business consistent with past practices; (viii) Investments received in settlement of amounts due to any of the Borrower and the Credit Parties effected in the ordinary course of business (including as a result of dispositions permitted by this Agreement); (ix) Investments in an amount not to exceed $10,000,000 in the aggregate in travel or airline related businesses made in connection with marketing and promotion agreements, alliance agreements, distribution agreement, agreements with respect to fuel consortiums, agreements relating to flight training, agreement relating to insurance arrangements, agreement relating to parts management systems and other similar agreements; (x) advances to officers, directors and employees of the Borrower and the Credit Parties in an aggregate amount not to exceed (A) $10,000 at any time outstanding to any individual officer, director or employee or (B) $500,000 in the aggregate at any time outstanding for all such advances; (xi) additional Investments in joint ventures listed in Schedule 5.8 for Investments in new joint ventures made after the Petition Date in an aggregate amount thereof at any one time not to exceed $10,000,000 for all Investments made pursuant to this clause together with any guaranty of Indebtedness pursuant to Section 6.29(iv); (xii) Investments held or invested in by any of the Borrower and the Credit Parties in the form of foreign cash equivalents in the ordinary course of business and consistent with past practices of the Borrower and the Credit Parties; (xiii) Investments by the Borrower and the Credit Parties not otherwise permitted under this Agreement in an aggregate amount not to exceed $5,000,000; and (xiv) advances to officers, directors and employees of the Borrower and the Credit Parties in connection with relocation expenses or signing bonuses for newly hired officers, directors or employees of the Borrower and the Credit Parties.  The term "Investments" shall not include deposits to secure the performance of leases.

          6.26    Liens.  The Credit Parties will not, nor will they permit any Subsidiary to, incur, create, assume or suffer to exist any Lien on any asset of the Borrower or the Credit Parties, now owned or hereafter acquired by the Borrower or any of such Credit Parties, other than (i) Liens which were existing on the Petition Date as reflected on Schedule 5.14; (ii) Permitted Liens; (iii) Liens in favor of the Agent and the Lenders; (iv) Liens securing purchase money Indebtedness or Capitalized Leases permitted by Section 6.22; (v) Liens securing the Additional DIP; provided that, with respect to the Additional DIP Lenders' Liens on Collateral other than Additional DIP Collateral, such Liens shall be subject and fully subordinate to the Liens granted to the Agent on behalf of the Lenders hereunder and under the Orders; and provided further that (A) the holders of such Liens shall not be permitted to exercise any remedies with respect thereto unless all of the Obligations have been paid in full in cash and the Lenders have no further Commitments hereunder and (B) the instruments and agreements pursuant to which such Lien is created are reasonably satisfactory in form and substance to the Agent and Lenders; (vi) other Liens securing Indebtedness permitted by Section 6.22(viii); (vii) licenses, leases and subleases of Mortgaged Collateral granted to others but only to the extent permitted by the Aircraft Mortgage and not interfering in any material respect with the business of the Borrower and the Credit Parties, taken as a whole; (viii) any renewal of any Lien on any "equipment" described in Section 1110(a)(3) of the Bankruptcy Code (as in effect on the Petition Date) permitted by clause (i) above, provided that the Indebtedness secured is not increased and the Lien is not extended to any additional assets of the Borrower and the Credit Parties; (ix) Liens arising from precautionary UCC financing statements regarding operating leases permitted by this Agreement; (x) any interest or title of a licensor, lessor or sublessor under any lease permitted by this Agreement; (xi)  Liens on real and personal property acquired in connection with acquisitions permitted by this Agreement to the extent such Liens exist on such acquired property at the time of acquisition and not incurred in contemplation of such acquisition, provided, that such Liens do not attach to other assets of the Borrower and the Credit Parties; (xii) Liens in favor of credit card processors having a right of setoff, revocation, refund or charge back with respect to money or instruments of the Borrower or any Credit Party; (xiii) Liens in favor of English travel agencies having a right of setoff, revocation, refund or charge back with respect to money or instruments of the Borrower or any Credit Party; (xiv) Liens on cash collateral or Letters of Credit (as defined in the Additional DIP Credit Agreement) in an aggregate amount not in excess of $50,000,000 securing Indebtedness permitted pursuant to Sections 6.22(vi) and (vii); (xv) other Liens incurred by the Borrower and the Credit Parties so long as the value of the property subject to such Liens, and the Indebtedness and other obligations secured thereby, do not exceed $1,000,000.

          6.27   Transactions with Affiliates.  The Credit Parties will not, and will not permit any Subsidiary to sell or transfer any property or assets to, or otherwise engage in any other material transactions with, any of its Affiliates (other than the Borrower and the Credit Parties) or such Affiliates' shareholders, other than transactions (i) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Credit Party than could be obtained on an arm's-length basis from unrelated third parties and investments in non-Credit Party Subsidiaries of the Borrower that are permitted hereunder, (ii) transactions permitted in the Loan Documents and the transactions contemplated thereby, (iii) reasonable and customary fees and compensation paid to, and indemnities provided on behalf of, officers, directors or employees of the Borrower or any Credit Party and (iv) any dividends, other distributions or payments permitted by Section 6.21(ii).

          6.28    Amendments to Agreements.  The Credit Parties will not enter into or permit any material amendment or modification and will not permit the termination of the Additional DIP Credit Agreement (including, without limitation, any modification of the maturity date of any loan under the Additional DIP Credit Agreement) without written consent from Requisite Lenders which consent may be withheld if the Requisite Lenders reasonably determine that such amendment or modification will adversely affect their interests. Without the written consent of the Requisite Lenders, the Credit Parties will not enter into or permit any material amendment or modification of the Co-Branded Card Agreements and will not permit the termination of the Co-Branded Card Agreements, provided that the Credit Parties may amend the Co-Branded Card Agreements in the ordinary course of business so long as such amendment shall not materially adversely affect the Lenders.

          6.30    Guarantees and Other Liabilities.  Borrower and the Credit Parties shall not purchase or repurchase (or agree, contingently or otherwise, so to do) the Indebtedness of, or assume, guarantee (directly or indirectly or by an instrument having the effect of assuring another's payment or performance of any obligation or capability of so doing, or otherwise), endorse or otherwise become liable, directly or indirectly, in connection with the obligations, stock or dividends of any Person, except (i) for any guaranty of Indebtedness or other obligations of any Borrower or Credit Party if the Borrower or Credit Party could have incurred such Indebtedness or obligations under this Agreement, (ii) by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, (iii) to the extent existing on the Petition Date, (iv) any guaranty of Indebtedness of joint ventures of the Borrower and the Credit Parties in an aggregate amount, together with the Investments permitted by Section 6.25(xi), not to exceed $5,000,000, and (v) any other guaranty by the Borrower and the Credit Parties in an aggregate amount not to exceed $5,000,000.

          6.31  No Negative Pledges.  The Credit Parties shall not and shall not cause or permit their domestic Subsidiaries to directly or indirectly enter into or assume any agreement (other than this Agreement and the Additional DIP Credit Agreement) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, in favor of Agent, except for property subject to purchase money security interests, operating leases and capital leases and shall not permit to exist any consensual encumbrance (other than in connection with this Agreement and the Additional DIP Credit Agreement) on the ability of any Subsidiary to pay dividends or other distributions to the Credit Parties.

          6.32    Restriction on Changes.  Without the consent of the Requisite Lenders, the Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly:  (a)  amend, modify or waive any term or provision of its organizational documents, including its articles of incorporation, certificates of designations pertaining to preferred stock, by-laws, partnership agreement or operating agreement in any way or change its state of incorporation, in each case unless such amendment, modification or waiver is not adverse to the Lenders (determined by the Requisite Lenders in their sole discretion), (b) engage in any material line of business substantially different from those lines of business carried on by the Credit Parties and their Subsidiaries on the Petition Date, and (c) make any changes in its equity capital structure (including, without limitation, in the terms of its outstanding capital stock) or ownership structure (except with respect to the ownership of Parent), in either case unless such change is not adverse to the Lenders (determined by the Requisite Lenders in their sole discretion).

          6.33    Reclamation Claims.  No Credit Party shall enter into any agreement to return any of its Property to any of its creditors for application against any Prepetition Indebtedness, Prepetition trade payables or other Prepetition claims under Section 546(g) of the Bankruptcy Code or allow any creditor to take any setoff or recoupment against any of its Prepetition Indebtedness, Prepetition trade payables or other Prepetition claims based upon any such return pursuant to Section 553(b)(1) of the Bankruptcy Code or otherwise if, after giving effect to any such agreement, setoff or recoupment, the aggregate amount of Prepetition Indebtedness, Prepetition trade payables and other Prepetition claims subject to all such agreements, setoffs and recoupments since the Petition Date would exceed $25,000,000.

          6.34    Chapter 11 Claims.  No Credit Party shall incur, create, assume, suffer to exist or permit any other superpriority administrative claim which is pari passu with or senior to the claims of Agent and the Lenders against Borrower and the other Credit Parties, except as permitted in Section 2.21(b) hereof.

          6.35    Orders.  Without the Required Lenders' prior written consent, there shall not occur any amendments, modifications or other changes to the Interim Order, the Final Order or any order issued under Section 365 of the Bankruptcy Code with respect to the Co-Branded Card Agreements.

          6.36    Financial Covenants.

                      (a)    Capital Expenditures.  Borrower and the Credit Parties collectively shall not make Capital Expenditures, in the aggregate, for each fiscal quarter ending on the dates listed below in an aggregate amount in excess of the amount listed below opposite such date, provided, that if the amount of the actual Capital Expenditures that are made during any fiscal quarter is less than such amount, 50% of the unused portion thereof may be carried forward to and made only during the immediately following fiscal quarter and any such amount carried forward shall be deemed to be the first portion spent:

Fiscal Quarter Ending	Capital Expenditures
March 31, 2003	$110,000,000
June 30, 2003	$110,000,000
September 30, 2003	$116,000,000
December 31, 2003	$142,000,000
March 31, 2004	$100,000,000
June 30, 2004	$100,000,000
                      (b)    EBITDAR.  (i) Borrower and the Credit Parties shall not permit cumulative consolidated EBITDAR for each fiscal period beginning on December 1, 2002 and ending in each case on the last day of each fiscal month ending on the dates listed below to be less than the amount specified opposite such date:

Month	EBITDAR
February 28, 2003	$(964,000,000)
March 31, 2003	$(881,000,000)
April 30, 2003	$(849,000,000)
May 31, 2003	$(738,000,000)
June 30, 2003	$(585,000,000)
July 31, 2003	$(448,000,000)
August 31, 2003	$(219,000,000)
September 30, 2003	$(98,000,000)
October 31, 2003	$46,000,000
November 30, 2003	$112,000,000
                              (ii) Borrower and the Credit Parties shall not permit  cumulative consolidated EBITDAR for each rolling twelve (12) fiscal month period ending on the dates listed below to be less than the amount listed opposite such month:

Month	EBITDAR
December 31, 2003	$575,000,000
January 31, 2004	$901,000,000
February 28, 2004	$1,084,000,000
March 31, 2004	$1,196,000,000
April 30, 2004	$1,297,000,000
May 31, 2004	$1,383,000,000
                      (c)    Minimum Cash.  Borrower and the Credit Parties shall not permit their aggregate cash and cash equivalents (net of cash maintained in the Escrow Accounts) to be less than $200,000,000 at any time.

  ARTICLE VII.
  DEFAULTS

    The occurrence of any one or more of the following events shall constitute a Default:
          7.1    Representations and Warranties.  Any representation or warranty made or deemed made by or on behalf of any Credit Party or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

          7.2    Nonpayment.  (i) Nonpayment of principal of any Loan when due, (ii) nonpayment of interest upon any Loan or of any fees under any of the Loan Documents within two Business Days after the same becomes due or (iii) nonpayment of any other obligations (other than amounts set forth in clauses (i) and (ii) hereof) under any of the Loan Documents within five Business Days after the same becomes due.

          7.3    Breach.

                  (a)    The breach by any Credit Party of any of the terms or provisions of Section 2.21, 2.22, 2.23, 2.24, 2.25, 2.26 or Article VI.

                  (b)    The breach by any Credit Party (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within ten days after written notice from the Agent or any Lender.

          7.4    Material Indebtedness.  (a) Failure of any Credit Party or any of its Subsidiaries to pay when due any Material Indebtedness; (b) the default by any Credit Party or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; or (c) any Material Indebtedness of any Credit Party or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof.

          7.5    Additional DIP Credit Agreement.  The occurrence and continuance of any Event of Default under and as defined in the Additional DIP Credit Agreement.

          7.6    Governmental Action.  Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Credit Parties and their Subsidiaries which, when taken together with all other Property of the Credit Parties and their Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, is in excess of $10,000,000.

          7.7   Judgments.  The Credit Parties or any of their Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $10,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed (to the extent not covered by insurance (where the applicable insurance carrier has accepted such liability)) nor on appeal or otherwise being appropriately contested in good faith.

          7.8    Intentionally Deleted.

          7.9    Intentionally Deleted.

          7.10   Change in Control.  Any Change in Control shall occur.

          7.11   Intentionally Deleted.

          7.12    Environmental Law.  The Parent or any of its Subsidiaries shall (i) be the subject of any proceeding or investigation pertaining to the release by the Parent, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect.

          7.13    Loan Documents.  The occurrence of any "default", as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.

          7.14    Liens.  The Agreement and any Loan Document shall for any reason fail to create a valid and perfected first priority (or second priority with respect to the Additional DIP Collateral (or otherwise junior Lien in the event a Lien on such Additional DIP Collateral exists ahead of the Additional DIP Lenders' Lien and is permitted under Section 6.26 hereof; provided that, in such event, the Lenders' Lien shall be immediately junior to the Additional Lenders' Lien on such Additional DIP Collateral)) security interest in any Collateral purported to be covered hereby, or any Lien on any material amount of Collateral (determined by Agent in its sole discretion) granted by the terms hereof or by the terms of any Loan Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of this Agreement.

          7.15    ERISA.

                      (a)    any Termination Event described in clauses (iii) or (iv) of the definition of such term shall have occurred and shall continue unremedied for more than 10 days; or

                      (b)    (i) the Borrower or any ERISA Affiliate thereof shall have been notified by the sponsor or trustee of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) the Borrower or such ERISA Affiliate does not have reasonable grounds, in the opinion of the Agent, to contest such Withdrawal Liability and is not in fact contesting such Withdrawal Liability in a timely and appropriate manner, and (iii) the amount of such Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date of such notification), exceeds $10,000,000 allocable to post-petition obligations or requires payments exceeding $1,000,000 per annum in excess of the annual payments made with respect to such Multiemployer Plans by the Borrower or such ERISA Affiliate for the plan year immediately preceding the plan year in which such notification is received; or

                      (c)    the Borrower or any ERISA Affiliate thereof shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years that include the date hereof by an amount exceeding $10,000,000; or

                      (d)    the Borrower or any ERISA Affiliate shall have committed a failure described in Section 302(f)(1) of ERISA (other than the failure to make any contribution accrued and unpaid as of the Petition Date or any contribution waived in accordance with the grant of a minimum funding waiver under Section 303 of ERISA or Section 412(d) of the Code) and the amount determined under Section 302(f)(3) of ERISA is equal to or greater than $10,000,000.

          7.16    Bankruptcy Matters.

                      (a)    (i)  The entry of an order dismissing any Chapter 11 Case or converting any such case to one under Chapter 7 of the Bankruptcy Code or (ii) any Credit Party shall file a motion or other pleading seeking to convert any of the Chapter 11 Cases to a proceeding under Chapter 7 of the Bankruptcy Code or the dismissal of any of the Chapter 11 Cases under Section 1112 of the Bankruptcy Code or otherwise.

                      (b)    The entry of an order appointing a Chapter 11 trustee or receiver in any of the Chapter 11 Cases and the order appointing such trustee or receiver shall not be reversed or vacated within 30 days after the entry thereof.

                      (c)    The entry of an order  in any of the Chapter 11 Cases granting any other superpriority administrative claim or Lien equal or superior to that granted to Agent, on behalf of itself and Lenders (or the filing of an application by any Credit Party to approve any such superpriority administrative claim), other than (a) the permitted Liens granted to the Additional DIP Lenders in the Additional DIP Collateral and the priority claim granted to the Additional DIP Lenders under Section 364(c)(1) of the Bankruptcy Code, (b) unless the proceeds of a new loan will repay in full all Obligations and (c) ordinary course transactions under the Credit Parties' cash management systems.

                      (d)    The entry of an order in any of the Chapter 11 Cases modifying, staying, vacating, reversing or amending the final order issued under Section 365 of the Bankruptcy Code with respect to the Co-Branded Card Agreements in a manner adverse to Lenders (determined by Lenders in their sole discretion).

                      (e)    The entry of an order in any of the Chapter 11 Cases modifying, staying, vacating, reversing or amending in a manner adverse to Lenders (determined by Lenders in their sole discretion) the Interim Order, the Final Order or any other final order issued under Section 365 of the Bankruptcy Code with respect to this Agreement or any other Loan Document and such order is effective for a period in excess of 10 days.

                      (f)    The entry of an order in any of the Chapter 11 Cases appointing an officer or examiner having enlarged powers (beyond those set forth under Bankruptcy Code Sections 1106(a)(3) and (4)) or person having similar powers and functions and the order appointing such officer or examiner shall not be reversed or vacated within 30 days after the entry thereof.

                      (g)    The failure (for any reason) of the Final Order to be entered within 45 days following the Petition Date and in substantially the form of Exhibit E attached hereto.

                      (h)    The entry of an order in any of the Chapter 11 Cases avoiding or requiring repayment of any portion of the payments made on account of the Obligations owing under this Agreement.

                      (i)    The allowance of any claims arising under Section 506(c) of the Bankruptcy Code against Agent or any Lender or the Collateral or the commencement of any action adverse to Agent or any Lender or their respective rights and remedies under the Loan Documents.

                      (j)    Any Credit Party shall: (i) obtain working capital financing from any Person other than Agent and Lenders and the Additional DIP Lenders under Section 364(d) of the Bankruptcy Code; (ii) obtain financing from any Person other than Agent and Lenders under Section 364(c) of the Bankruptcy Code (other than the Additional DIP Credit Agreement or with respect to a financing used, in whole or in part, to repay in full the Obligations); (iii) grant any Lien upon or affecting any Collateral other than Liens expressly permitted by Section 6.26; or (iv) use cash collateral (as defined in Section 363(a) of the Bankruptcy Code) of Agent and Lenders under Section 363(c) of the Bankruptcy Code.

                      (k)    The entry of an order by the Bankruptcy Court in any of the Chapter 11 Cases granting relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code (i) to allow any creditor (other than Agent and Lenders or, to the extent permitted under the Additional DIP Intercreditor Agreement, Additional DIP Lenders) to execute upon or enforce a Lien on any Collateral if, after giving effect thereto, the aggregate amount of all claims as to which such relief has been granted since the Petition Date would exceed $10,000,000 in the aggregate (it being understood that the relinquishment by the Credit Parties of Section 1110 Assets, or the foreclosure of security interests in Section 1110 Assets (or in property in the possession of the applicable secured party) as to which defaults have not been cured pursuant to Section 1110 of the Bankruptcy Code, shall not be included in this $10,000,000 cap), or (ii) with respect to any Lien of, or the granting of any Lien on any Collateral to, any state or local environmental or regulatory agency or authority that could reasonably be expected to have a Material Adverse Effect.

                      (l)    There shall commence any suit or action against Agent or any Lender by or on behalf of (i) any Credit Party, (ii) the Environmental Protection Agency, (iii) any state environmental protection or health and safety agency, or (iv) any official committee in any of the Chapter 11 Cases, in each case that asserts a claim in excess of $5,000,000 or seeks a legal or equitable remedy that would have the effect of subordinating the claim or Lien of Agent or any Lender to a claim in excess of $5,000,000 and, if such suit or action is commenced by any Person other than any Credit Party or any Subsidiary, officer, or employee of any Credit Party, such suit or action shall not have been dismissed or stayed within 30 days after service thereof on Agent or such Lender, as applicable, and, if stayed, such stay shall have been lifted.

                      (m)   The failure of any Credit Party to perform any of its material obligations under the Interim Order or the Final Order.

                      (n)    The entry of an order in any of the Chapter 11 Cases confirming a plan or plans of reorganization which does not contain a provision for termination of the Commitments and repayment in full in cash of all Obligations on or before the effective date of such plan or plans.

                      (o)    Any Credit Party shall make any payment in respect of Prepetition Indebtedness, Prepetition trade payables or other Prepetition claims, other than any such payments authorized by the Bankruptcy Court and approved by the Requisite Lenders (i) in accordance with "first day" orders reasonably satisfactory to Agent, (ii) in respect of certain critical vendors and other critical creditors, (iii) in respect of accrued payroll and related expenses as of the Petition Date, (iv) in respect of payments made pursuant to Section 1110 Assets and (v) in connection with the assumption of executory contracts and unexpired leases.

                      (p)    Any Credit Party shall state in writing that it (i) has ceased or intends to cease operating its business in the ordinary course or (ii) has commenced or intends to commence an orderly liquidation of substantially all of its assets.

                      (q)    Borrower, Parent or ULS has taken any step leading to its cessation as a going concern or Borrower, Parent or ULS ceases or suspends operations.

                      (r)    Any of the Co-Branded Card Agreements shall be terminated.

          7.17    Assumption of Co-Branded Card Agreements.  The sale or other disposition of all or substantially all of the Borrower's Property without the buyer's assumption of Borrower's obligations under the Co-Branded Card Agreements, which assumption Bank One, Delaware N.A. may contest.

          7.18    Slots and Routes.

          (a) During the first month of any two-month FAA slot reporting period, 50% of more of the Slots are not utilized 80% or more over such period or (ii) during the two-month FAA slot reporting period, the Borrower fails to satisfy the Use or Lose Rule with respect to 20% of the Slots at DCA and LGA; or

          (b) The Borrower loses its material rights in and to use any of its Primary Routes, Primary Foreign Slots, and/or Supporting Route Facilities for the Primary Routes, other than in cases where the Primary Routes, Primary Foreign Slots, and/or Supporting Route Facilities for the Primary Routes are transferred or otherwise disposed of as permitted in this Agreement or the SGR Security Agreement, or (iii) in cases where the Agent has provided prior written consent to the loss of such material rights.

  ARTICLE VIII.
  ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

          8.1    Acceleration and Remedies.

                  (a)    If any Default occurs, Agent may (and at the written request of the Requisite Lenders shall), notwithstanding the provisions of Section 362 of the Bankruptcy Code but subject to any provision of the Interim Order or Final Order, without any application, motion or notice to, or order from, the Bankruptcy Court, terminate or suspend the obligations of the Lenders to make a Loan hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

                  (b)    If, within 10 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make a Loan hereunder as a result of any Default and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

                  (c)    Upon the occurrence of a Default and notwithstanding the provisions of Section 362 of the Bankruptcy Code but subject to any provision of the Interim Order or Final Order, without any application, motion or notice to, or order from, the Bankruptcy Court, the Agent may (and shall at the direction of the Required Lenders), exercise any or all of the following rights and remedies:

      (i)    Those rights and remedies available to a secured party under the Illinois UCC (whether or not the Illinois UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank's right of setoff or bankers' lien) when a debtor is in default under a security agreement or otherwise.

      (ii)    Without notice, sell, lease, assign, grant an option or options to purchase or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable.

  The Agent, on behalf of the secured parties, may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

                  (d)    Upon the request of the Agent after the occurrence of a Default and notwithstanding the provisions of Section 362 of the Bankruptcy Code but subject to any provision of the Interim Order or Final Order, without any application, motion or notice to, or order from, the Bankruptcy Court, the Borrower and the other Credit Parties will:

    (i)    Assemble and make available to the Agent the Collateral and all records relating thereto at any place or places specified by the Agent.

    (ii)    Permit the Agent, by the Agent's representatives and agents, to enter any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral and to remove all or any part of the Collateral.

            (e)    The proceeds of the Collateral shall be applied by the Agent to payment of the Obligations in the following order:

    (i)    FIRST, to payment of all costs and expenses of the Agent incurred in connection with the collection and enforcement of the Obligations;

    (ii)    SECOND, to payment of that portion of the Obligations constituting accrued and unpaid interest and fees, pro rata among the Lenders and their Affiliates in accordance with the amount of such accrued and unpaid interest and fees owing to each of them;

    (iii)    THIRD, to payment of the principal of the Obligations, pro rata among the Lenders and their Affiliates in accordance with the amount of such principal then due and unpaid owing to each of them; and

    (iv)    FOURTH, to payment of any Obligations (other than those listed above) pro rata among those parties to whom such Obligations are due in accordance with the amounts owing to each of them.

            (f)    The Borrower and each other Credit Party hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made.  To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Borrower or other applicable Credit Party, addressed as set forth in Section 13.1, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made.  Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale.

            (g)    Upon the occurrence of a Default, the Agent shall be entitled to occupy and use any premises owned or leased by the Borrower or any other Credit Party where any of the Collateral or any records relating to the Collateral are located until the Obligations are paid or the Collateral is removed therefrom, whichever first occurs, without any obligation to pay the Borrower or any other Credit Party for such use and occupancy.

          8.2    Amendments.  Subject to the provisions of this Section 8.2, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders:

      (i)    Extend the final maturity of any Loan, postpone or reduce the mandatory Commitment reductions set forth in Section 2.2(a) hereof, forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

      (ii)    Reduce the percentage specified in the definition of Required Lenders.

      (iii)    Extend the Facility Termination Date or increase the amount of the Aggregate Commitment beyond $300,000,000 or of the Commitment of any Lender hereunder, or permit the Borrower to assign its rights under this Agreement.

      (iv)    Amend this Section 8.2.

      (v)    Except as otherwise expressly permitted under Section 6.24, release any guarantor of the Loan or release, or, except with respect to the Additional DIP Lenders' Liens on the Additional DIP Collateral, agree to subordinate the Lenders' Liens with respect to, all or substantially all of the Collateral.

  Notwithstanding the foregoing, no amendments, modifications or waivers to the covenants set forth in Section 6.35 shall be deemed given or made unless the same shall be in writing and signed by Lenders and Additional DIP Lenders holding more than 50% of the sum of (a) the Aggregate Commitment and (b) the outstanding commitments and/or exposure under the Additional DIP.  No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent.  The Agent may waive payment of the fee required under Section 12.3.3 without obtaining the consent of any other party to this Agreement.

          8.3    Preservation of Rights.    No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.

  ARTICLE IX.
  GENERAL PROVISIONS

          9.1    Survival of Representations.  All representations and warranties of each Credit Party contained in this Agreement shall survive the making of a Loan herein contemplated.

          9.2    Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

          9.3    Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

          9.4    Entire Agreement.  The Loan Documents embody the entire agreement and understanding among the Borrower, the other Credit Parties, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the other Credit Parties, the Agent and the Lenders relating to the subject matter thereof other than those contained in the fee letter described in Section 10.13.

          9.5    Several Obligations; Benefits of this Agreement.  The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such).  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

          9.6    Expenses; Indemnification.

                  (i)        The Borrower shall reimburse the Agent and the Arranger for any reasonable costs, internal charges and reasonable out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Agent (including special counsel for the Agent (including, without limitation, aviation counsel)), which attorneys may be employees of the Agent) paid or incurred by the Agent or the Arranger in connection with the preparation, filing, recordation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, and administration of the Loan Documents.  The Borrower also agrees to reimburse the Agent, the Arranger and the Lenders for any reasonable costs, internal charges and reasonable out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Agent, the Arranger and the Lenders (including special counsel for the Agent (including, without limitation, aviation counsel)), which attorneys may be employees of the Agent, the Arranger or the Lenders) paid or incurred by the Agent, the Arranger or any Lender in connection with the collection and enforcement of the Loan Documents and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including, without limitation, the expenses and charges associated with any periodic or special audit of the Collateral).  Expenses being reimbursed by the Borrower under this Section include, without limitation, (a) reasonable costs and expenses of reviewing pleadings and documents related to any Chapter 11 Case and any subsequent Chapter 7 case, attendance at all hearings and meetings related to any Chapter 11 Case and any subsequent Chapter 7 case, and general monitoring of any Chapter 11 Case and any subsequent Chapter 7 case, (b) all due diligence, syndication (including printing, and distribution of documents and all bank meetings), transportation (provided the Agent, Arranger and each Lender shall use the Borrower for air travel to the extent reasonably practicable), computer, duplication, messenger, audit (all audits shall include a charge of $750 per day per auditor plus reasonable out-of-pocket expenses incurred in connection therewith), insurance, appraiser and consultant costs and expenses (including, without limitation, the reasonable costs and expenses of any management consultant retained to represent the Lenders), and (c) reasonable costs and expenses incurred in connection with the Reports described in the following sentence.  The Borrower acknowledges that from time to time Bank One may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the "Reports") pertaining to the Borrower's assets for internal use by Bank One from information furnished to it by or on behalf of the Borrower, after Bank One has exercised its rights of inspection pursuant to this Agreement

                  (ii)        The Borrower hereby further agrees to indemnify the Agent, the Arranger, each Lender, their respective affiliates, and each of their directors, officers, employees, agents, advisors, attorneys and representatives against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor whether or not the Agent, the Arranger, any Lender or any affiliate is a party thereto and whether or not any investigation, litigation or other proceeding is brought by a Credit Party, any of its directors, securityholders, creditors or any other Person) which any of them may pay or incur arising out of or relating to this Agreement, including, without limitation, the purchase, acceptance, rejection, delivery, lease, possession, use, operation, sale, return or other disposition of any Collateral (including, without limitation, latent and other defects, whether or not discoverable by Agent, the Lenders or any Credit Party, and any claim for patent, trademark or copyright infringement), the other Loan Documents, the financing contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder except to the extent that direct damages (as opposed to special), indirect, consequential or punitive damages (including, without limitation, any loss of products, business or anticipated savings) are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of the party seeking indemnification.   The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

          9.7    Numbers of Documents.  All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

          9.8    Accounting.  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Parent and all its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Parent's audited financial statements.

          9.9    Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

          9.10   Nonliability of Lenders.  The relationship between the Borrower on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender.  Neither the Agent, the Arranger nor any Lender shall have any fiduciary responsibilities to the Borrower or any Credit Party arising out of this Agreement, the Loan Documents and the financing contemplated hereby.  Neither the Agent, the Arranger nor any Lender undertakes any responsibility to the Borrower or any Credit Party to review or inform the Borrower or any Credit Party of any matter in connection with any phase of the Borrower's or any Credit Party's business or operations.  The Borrower and each Credit Party agree that neither the Agent, the Arranger nor any Lender shall have liability to the Borrower or any Credit Party (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower or any Credit Party in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the bad faith, gross negligence or willful misconduct of the party from which recovery is sought.  Neither the Agent, the Arranger nor any Lender shall have any liability with respect to, and the Borrower and each Credit Party hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower or any Credit Party in connection with, arising out of, or in any way related to the Loan Documents or the financing contemplated thereby.

          9.11    Confidentiality.  Each Lender agrees to keep any information delivered or made available to it by the Borrower or any of the Credit Parties pursuant to this Agreement confidential from anyone other than persons employed or retained by such Lender who are or are expected to become engaged in evaluating, approving, structuring, monitoring or administering the Loan and who are advised by such Lender of the confidential nature of such information; provided, that nothing herein shall prevent any Lender from disclosing such information (i) to any of its Affiliates or to any other Lender, provided such Affiliate agrees to keep such information confidential to the same extent required by the Lenders hereunder, (ii)as required by law, regulation, legal process or upon the order of any court or administrative agency, (iii) upon the request or demand of any regulatory agency or authority (including, without limitation, rating agencies), (iv) which has been publicly disclosed other than as a result of a disclosure by the Agent or any Lender which is not permitted by this Agreement, (v) in connection with any litigation to which the Agent, any Lender, or their respective Affiliates may be a party to the extent reasonably required, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vii) to such Lender's legal counsel and independent auditors, (viii) to the extent permitted by Section 12.4, and (ix) to such Lender's direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties.  Each Lender shall use commercially reasonable efforts to notify the Borrower of any required disclosure under clause (ii) of this Section 9.11.

          9.12    Nonreliance.  Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Loan provided for herein.

          9.13    Disclosure.  The Credit Parties and each Lender hereby acknowledge and agree that Bank One and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Credit Parties and their Affiliates.

          9.14    Parties Including Trustees; Bankruptcy Court Proceedings.  This Agreement, the other Loan Documents, and all Liens and other rights and privileges created hereby or pursuant to any other Loan Document shall be binding upon each Credit Party, the estate of each Credit Party, and any trustee or successor in interest of any Credit Party in the Chapter 11 Cases or any subsequent case commenced under Chapter 7 of the Bankruptcy Code, and shall not be subject to Section 365 of the Bankruptcy Code. The Liens created by this Agreement and the other Loan Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of any Chapter 11 Case or any other bankruptcy case of any Credit Party to a case under chapter 7 of the Bankruptcy Code or in the event of dismissal of any Chapter 11 Case or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that Agent file financing statements or otherwise perfect its security interests or Liens under applicable law.

          9.15    Marshalling.  No Lender nor the Agent shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations.

  ARTICLE X.
  THE AGENT

          10.1   Appointment; Nature of Relationship.  Bank One, NA is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the "Agent") hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents.  The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X.  Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents.  In its capacity as the Lenders' contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of the term "secured party" as defined in the Illinois UCC and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.  Without limiting the generality of the foregoing, each Lender hereby authorizes Bank One, NA to consent, on behalf of such Lender, to an Interim Order substantially in the form attached as Exhibit D hereto and a Final Order substantially in the form attached as Exhibit E hereto.

          10.2    Powers.  The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

          10.3    General Immunity.  Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, any Credit Party, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the bad faith, gross negligence or willful misconduct of such Person.

          10.4    No Responsibility for Loans, Recitals, etc.  Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower, the other Credit Parties or any guarantor of any of the Obligations or of any of the Borrower's, the other Credit Parties' or any such guarantor's respective Subsidiaries.  The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

          10.5    Action on Instructions of Lenders.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.  The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders.  The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

          10.6    Employment of Agents and Counsel.  The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent's duties hereunder and under any other Loan Document.

          10.7    Reliance on Documents; Counsel.  The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

          10.8    Agent's Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof.  The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

          10.9    Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default".  In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

          10.10   Rights as a Lender.  In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loan as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity.  The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower, any other Credit Party or any of its Subsidiaries in which the Borrower, any other Credit Party or such Subsidiary is not restricted hereby from engaging with any other Person.  The Agent, in its individual capacity, is not obligated to remain a Lender.

          10.11    Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and the other Credit Parties and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

          10.12    Successor Agent.  The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign.  The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent.  If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent.  Notwithstanding the previous sentence, the Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder.  If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders.  No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment.  Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent.  Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents.  After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.  In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term "Prime Rate" as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

          10.13    Agent and Arranger Fees.  The Borrower agrees to pay to the Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrower, the Agent and the Arranger pursuant to that certain letter agreement dated December 24, 2002, or as otherwise agreed from time to time.

          10.14    Delegation to Affiliates.  The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates.  Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

          10.15    Execution of Documents on behalf of Lenders.  The Lenders hereby empower and authorize the Agent to execute and deliver to the Borrower on their behalf all financing statements and any financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of securing the Collateral hereunder.

          10.16    Collateral Releases.  The Lenders hereby empower and authorize the Agent to execute and deliver to the Borrower on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 8.2, all of the Lenders) in writing.

          10.17    Co-Agents, Documentation Agent, Syndication Agent, etc.  Neither any of the Lenders identified in this Agreement as a "co-agent" nor the Documentation Agent or the Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.  Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Agent in Section 10.11.

  ARTICLE XI.
  SETOFF; RATABLE PAYMENTS

          11.1   Setoff.

                      (a)    In addition to, and without limitation of, any rights of the Lenders under applicable law and under Section 2.2 hereof, if any Default occurs and is continuing and notwithstanding the provisions of Section 362 of the Bankruptcy Code (and subject to the Orders), without any application, motion or notice to, or order from, the Bankruptcy Court, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower or any Credit Party (except with respect to amounts held in trust accounts, if any, and payroll accounts, if any) may be offset, recouped and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due; provided that the Lenders shall provide notice to the Borrower or such Credit Party following such setoff; provided further that the failure to provide such notice shall not distinguish the Lenders' rights under this Section 11.1(a).

                      (b)    If all or any part of the Guaranteed Obligations is then due, whether pursuant to the occurrence of a Default or otherwise, then each Guarantor authorizes the Agent and the Lenders to apply any sums standing to the credit of such Guarantor with the Agent or any Lender or any Lending Installation of the Agent or any Lender toward the payment of the Guaranteed Obligations.

          11.2    Ratable Payments.
  If any Lender, whether by setoff, recoupment or otherwise, has payment made to it upon its Loan (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loan held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of the Loan.  If any Lender, whether in connection with setoff, recoupment or amounts which might be subject to setoff, recoupment or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff or recoupment, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loan.  In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

  ARTICLE XII.
  BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

          12.1   Successors and Assigns.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, the other Credit Parties, Agent and the Lenders and their respective successors, assigns, transferees and endorsees permitted hereby, except that (i) the Borrower and the other Credit Parties shall not have the right to assign their rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by Participation must be made in compliance with Section 12.2.  Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.2.  The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3.  The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person.  Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents.  Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

          12.2    Participations.

                     12.2.1    Permitted Participants; Effect.  Any Lender may at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loan and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

                     12.2.2    Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.2 or of any other Loan Document.

                     12.2.3    Benefit of Certain Provisions.  The Borrower agrees that each Participant shall be deemed to have the right of setoff and recoupment provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff and recoupment provided in Section 11.1 with respect to the amount of participating interests sold to each Participant.  The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff and recoupment provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff and recoupment, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.  The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.

          12.3    Assignments.

                     12.3.1    Permitted Assignments.  Any Lender may at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents.  Such assignment shall be substantially in the form of Exhibit A or in such other form as may be agreed to by the parties thereto.  Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Loan of the assigning Lender or  (unless the Agent otherwise consents) be in an aggregate amount not less than $5,000,000.  The amount of the assignment shall be based on the Commitment or outstanding Loan (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the "Trade Date," if the "Trade Date" is specified in the assignment.

                     12.3.2    Consents.  The consent of the Borrower shall not be required prior to an assignment becoming effective.  The written consent of the Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund.  Any consent required under this Section 12.3.2 shall not be unreasonably withheld or delayed.

                     12.3.3    Effect; Effective Date.  Upon (i) delivery to the Agent of an assignment, together with any consents required by Sections 12.3.1 and 12.3.2, and (ii) payment of a $3,500 fee to the Agent for processing such assignment (unless such fee is waived by the Agent), such assignment shall become effective on the effective date specified in such assignment.  The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loan under the applicable assignment agreement constitutes "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA.  On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Loan assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Agent.  In the case of an assignment covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2.  Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.3 , the transferor Lender, the Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loan be evidenced by Notes, make appropriate arrangements so that (a) new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment, and (b) thereafter, the old or replaced notes shall be marked cancelled and returned to the Borrower.

                    12.3.4    Register.        The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the "Register").  The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          12.4    Dissemination of Information.  The Borrower and each other Credit Party authorize each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower, each other Credit Party and their Subsidiaries, including, without limitation, any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement and any other confidentiality agreement executed by such Lender in connection with this Agreement and the Loan.

          12.5    Tax Treatment.  If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

  ARTICLE XIII.
  NOTICES

          13.1    Notices.  Except as otherwise permitted by Section 2.14 with respect to Conversion/Continuation Notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower, any other Credit Party or the Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth in its administrative questionnaire or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower in accordance with the provisions of this Section 13.1.  Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Agent under Article II shall not be effective until received.

          13.2    Change of Address.
  The Borrower, any other Credit Party, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

  ARTICLE XIV.
  COUNTERPARTS

          This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.  This Agreement shall be effective when it has been executed by the Borrower, each other Credit Party, the Agent and the Lenders and each party has notified the Agent by facsimile transmission or telephone that it has taken such action.

  ARTICLE XV.
  CHOICE OF LAW; WAIVER OF JURY TRIAL

          15.1    CHOICE OF LAW.  THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, 735 ILCS SECTION 105/5-1 ET SEQ, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

          15.2    [Intentionally deleted].

          15.3    WAIVER OF JURY TRIAL.  THE BORROWER, EACH CREDIT PARTY, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

     ARTICLE XVI.
  GUARANTY

          16.1    Guaranty.  Subject to Section 16.6, each Guarantor hereby absolutely and unconditionally guarantees, as primary obligor and not as surety, the full and punctual payment (whether at stated maturity, upon acceleration or early termination or otherwise, and at all times thereafter) and performance of the Obligations (subject to the provisions of Section 16.6 hereof, being referred to collectively as the "Guaranteed Obligations").  Upon failure by the Borrower to pay punctually any such amount, each Guarantor agrees that it shall forthwith upon written demand pay to the Agent for the benefit of the Lenders and, if applicable, their Affiliates, the amount not so paid.  This is a guaranty of payment and not of collection.  Each Guarantor waives any right to require the Lenders to sue the Borrower, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations, or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.  The Agent is hereby authorized to charge any account (except the Escrow Accounts, other trust accounts, if any, and payroll accounts, if any) of the Guarantors maintained with Bank One or any Affiliate of Bank One for each payment of principal, interest and fees as it becomes due hereunder.

          16.2    Guaranty Unconditional.  Subject to Section 16.6, the obligations of each Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

      (i)    any extension, renewal, settlement, compromise, waiver or release in respect of any of the Guaranteed Obligations, by operation of law or otherwise, or any obligation of any other guarantor of any of the Guaranteed Obligations, or any default, failure or delay, willful or otherwise, in the payment or performance of the Guaranteed Obligations;

      (ii)    any modification or amendment of or supplement to this Agreement, any Note or any other Loan Document;

      (iii)    any release, nonperfection or invalidity of any direct or indirect security for any obligation of the Borrower under this Agreement, any Note, any other Loan Document, or any obligations of any other guarantor of any of the Guaranteed Obligations, or any action or failure to act by the Agent, any Lender or any Affiliate of any Lender with respect to any Collateral securing all or any part of the Guaranteed Obligations;

      (iv)    except to the extent permitted under Section 6.23 hereof, any change in the corporate existence, structure or ownership of the Borrower, any Guarantor or any other guarantor of any of the Guaranteed Obligations or any resulting release or discharge of any obligation of the Borrower, any Guarantor or any other guarantor of any of the Guaranteed Obligations;

      (v)    the existence of any claim, setoff, recoupment or other rights which any Guarantor may have at any time against the Borrower, any Guarantor, any other guarantor of any of the Guaranteed Obligations, the Agent, any Lender or any other Person, whether in connection herewith or any unrelated transactions;

      (vi)    any invalidity or unenforceability relating to or against the Borrower, any Guarantor or any other guarantor of any of the Obligations, for any reason related to this Agreement, any other Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower, any Guarantor or any other guarantor of the Guaranteed Obligations, of the principal of or interest on any Note or any other amount payable by the Borrower under this Agreement, any Note or any other Loan Document; or

      (vii)    any other act or omission to act or delay of any kind by the Borrower, any Guarantor, any other guarantor of the Obligations, the Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of any Guarantor's obligations hereunder other than the payment in full in cash of the Guaranteed Obligations and the termination of all Commitments.

          16.3    Discharge Only Upon Payment In Full: Reinstatement In Certain Circumstances.  Each Guarantor's obligations hereunder shall remain in full force and effect until all Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated or expired (other than contingent indemnification obligations to the extent no claim thereto has been asserted).

          16.4    Waivers.  Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower, any Guarantor, any other guarantor of any of the Guaranteed Obligations, or any other Person.

          16.5    Subrogation.  Each Guarantor hereby agrees not to assert any right, claim or cause of action, including, without limitation, a claim for subrogation, reimbursement, indemnification or otherwise, against the Borrower arising out of or by reason of this Article XVI or the obligations hereunder, including, without limitation, the payment or securing or purchasing of any of the Guaranteed Obligations by any Guarantor unless and until the Guaranteed Obligations are indefeasibly paid in full and any commitment to lend under this Agreement and any other Loan Documents is terminated.

          16.6    Application of Payments.  All payments received by the Agent under this Article XVI shall be applied by the Agent to payment of the Guaranteed Obligations in the following order unless the Bankruptcy Court or other court of competent jurisdiction shall otherwise direct:

      (a)    FIRST, to payment of all reasonable costs and expenses of the Agent incurred in connection with the collection and enforcement of the Guaranteed Obligations or of any security interest granted to the Agent in connection with any collateral securing the Guaranteed Obligations;

      (b)    SECOND, to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest and fees, pro rata among the Lenders and their Affiliates in accordance with the amount of such accrued and unpaid interest and fees owing to each of them;

      (c)    THIRD, to payment of the principal of the Guaranteed Obligations pro rata among the Lenders and their Affiliates in accordance with the amount of such principal then due and unpaid owing to each of them; and

      (d)    FOURTH, to payment of any Guaranteed Obligations (other than those listed above) pro rata among those parties to whom such Guaranteed Obligations are due in accordance with the amounts owing to each of them.

          16.7    No Duty to Advise. The Guarantors assume all responsibility for being and keeping itself informed of the Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that the Guarantors assume and incur under this Article XVI, and agree that neither the Agent nor any Lender has any duty to advise the Guarantors of information known to it regarding those circumstances or risks.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Borrower, the other Credit Parties, the Lenders and the Agent have executed this Agreement as of the date first above written.

BORROWER:

UNITED AIR LINES, INC.,
By:  /s/ Frederic F. Brace
        Name:  Frederic F. Brace
        Title:    Executive Vice President & CFO

LENDERS:
                                                                      Commitments:
BANK ONE, NA,                                                                                         $300,000,000
Individually and as Agent

By:  /s/ Joseph R. Lehrer
        Name:  Joseph R. Lehrer
        Title:    Managing Director

CREDIT PARTIES:

UAL CORPORATION,
as debtor and debtor in possession
By:  /s/ Frederic F. Brace
     Name:  Frederic F. Brace
        Title:    Executive Vice President & CFO

UAL LOYALTY SERVICES, INC.,
as debtor and debtor in possession

By:  /s/ Mary Jo C. Georgen
        Name:  Mary Jo C. Georgen
        Title:    Assistant Corporate Secretary

UAL COMPANY SERVICES, INC.,
as debtor and debtor in possession

By:  /s/ Frederic F. Brace
        Name:  Frederic F. Brace
        Title:    Vice President and Treasurer

FOUR STAR LEASING INC.,
as debtor and debtor in possession

By:  /s/ Frederic F. Brace
        Name:  Frederic F. Brace
        Title:    President

AIR WIS SERVICES, INC.,
as debtor and debtor in possession

By:  /s/ Frederic F. Brace
        Name:  Frederic F. Brace
        Title:    President

UAL BENEFITS MANAGEMENT, INC.,
as debtor and debtor in possession

By:  /s/ Frederic F. Brace
        Name:  Frederic F. Brace
        Title:    President

UNITED BIZJET HOLDINGS, INC.,
as debtor and debtor in possession

By:  /s/ Mary Jo C. Georgen
        Name:  Mary Jo C. Georgen
        Title:    Assistant Corporate Secretary

CONFETTI, INC.,
as debtor and debtor in possession

By:  /s/ Douglas A. Hacker
     Name:  Douglas A. Hacker
     Title:    President

MILEAGE PLUS HOLDINGS, INC.,
as debtor and debtor in possession

By:  /s/ Mary Jo C. Georgen
        Name:  Mary Jo C. Georgen
        Title:    Assistant Corporate Secretary

MYPOINTS.COM, INC.,
as debtor and debtor in possession

By:  /s/ Mary Jo C. Georgen
        Name:  Mary Jo C. Georgen
        Title:    Assistant Corporate Secretary

AIR WISCONSIN, INC.,
as debtor and debtor in possession

By:  /s/ Frederic F. Brace
        Name:  Frederic F. Brace
        Title:    President

DOMICILE MANAGEMENT SERVICES, INC.,
as debtor and debtor in possession

By:  /s/ Francesca M. Maher
        Name:  Francesca M. Maher
        Title:    Vice President and Secretary

BIZ JET CHARTER, INC.,
as debtor and debtor in possession

By:  /s/ Mary Jo C. Georgen
        Name:  Mary Jo C. Georgen
        Title:    Assistant Corporate Secretary

BIZJET FRACTIONAL, INC.,
as debtor and debtor in possession

By:  /s/ Mary Jo C. Georgen
        Name:  Mary Jo C. Georgen
        Title:    Assistant Corporate Secretary

BIZJET SERVICES, INC.,
as debtor and debtor in possession

By:  /s/ Mary Jo C. Georgen
        Name:  Mary Jo C. Georgen
        Title:    Assistant Corporate Secretary

MILEAGE PLUS MARKETING, INC.,
as debtor and debtor in possession

By:  /s/ Mary Jo C. Georgen
        Name:  Mary Jo C. Georgen
        Title:    Assistant Corporate Secretary

CYBERGOLD, INC.,
as debtor and debtor in possession

By:  /s/ Richard J. Poulton
        Name:  Richard J. Poulton
        Title:    Senior Vice President, Chief
                 Financial Officer and Treasurer

ITARGET.COM, INC.,
as debtor and debtor in possession

By:  /s/ Richard J. Poulton
        Name:  Richard J. Poulton
        Title:    Senior Vice President, Chief
                 Financial Officer and Treasurer

MYPOINTS OFFLINE SERVICES, INC.,
as debtor and debtor in possession

By:  /s/ Susan O'Donnell
        Name:  Susan O'Donnell
        Title:     Vice President

KION LEASING, INC.,
as debtor and debtor in possession

By:  /s/ Frederic F. Brace
        Name:  Frederic F. Brace
        Title:    President

PREMIER MEETING AND TRAVEL
SERVICES, INC.,
as debtor and debtor in possession

By:  /s/ Frederic F. Brace
        Name:  Frederic F. Brace
        Title:    Vice President and Treasurer

UNITED AVIATION FUELS CORPORATION,
as debtor and debtor in possession

By:  /s/ Frederic F. Brace
        Name:  Frederic F. Brace
        Title:    Vice President

UNITED COGEN, INC.,
as debtor and debtor in possession

By:  /s/ Francesca M. Maher
        Name:  Francesca M. Maher
        Title:    Vice President and Secretary

MILEAGE PLUS, INC.,
as debtor and debtor in possession

By:  /s/ Frederic F. Brace
        Name:  Frederic F. Brace
        Title:    Vice President

UNITED GHS, INC.,
as debtor and debtor in possession

By:  /s/ Frederic F. Brace
        Name:  Frederic F. Brace
        Title:    President

UNITED WORLDWIDE CORPORATION,
as debtor and debtor in possession

By:  /s/ Frederic F. Brace
        Name:  Frederic F. Brace
        Title:    President

UNITED VACATIONS, INC.,
as debtor and debtor in possession

By:  /s/ Frederic F. Brace
        Name:  Frederic F. Brace
        Title:    Vice President